Exhibit 2.1

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Glu Mobile Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Agreement and Plan of Merger and Reorganization

by and among

Glu Mobile Inc.,

Cardinals Acquisition Merger Corporation,

Cardinals Acquisition Merger LLC,

Cie Digital Labs, LLC

Cie Games, Inc.,

and

Shareholder Representative Services LLC as Stockholders’ Agent

July 30, 2014

Table of Contents

		Page

ARTICLE 1 THE MERGER		7

1.1	The Mergers.	7
1.2	Effective Time; Second Effective Time.	7
1.3	Effect of the Mergers.	8
1.4	Closing Deliveries.	8
1.5	Constituent Documents.	11
1.6	Directors and Officers.	11
1.7	Pre-Closing Relationships.	11
1.8	Effect of First Merger on the Capital Stock of the Constituent Corporations.	12
1.9	Exchange Procedures.	15
1.10	No Further Ownership Rights in the Company Capital Stock or Company Options.	16
1.11	Company Net Working Capital Adjustment; Cash Balance and Cash + A/R Balance.	16
1.12	Stockholders’ Agent Expense Fund.	18
1.13	Reorganization Status.	19
1.14	Certain Taxes.	19
1.15	Withholding Rights.	19
1.16	Taking of Necessary Action; Further Action.	19

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY		20

2.1	Organization; Standing and Subsidiaries.	22
2.2	Capital Structure.	21
2.3	Authority; Noncontravention.	22
2.4	Financial Statements.	24
2.5	Absence of Certain Changes.	24
2.6	Litigation.	26
2.7	Compliance with Laws; Governmental Permits.	26
2.8	Title to, Condition and Sufficiency of Assets.	27
2.9	Intellectual Property.	28
2.10	Environmental Matters.	39
2.11	Taxes.	39
2.12	Employee Benefit Plans and Employee Matters.	42

2.13	Interested Party Transactions.	46
2.14	Insurance.	46
2.15	Books and Records.	47
2.16	Material Contracts.	47
2.17	Export Control Laws.	50
2.18	Customers and Suppliers.	50
2.19	Accounts Receivable and Payable.	51
2.20	Transaction Fees.	51
2.21	Anti-Bribery Compliance.	51
2.22	Representations Complete.	52
2.23	Information Statement.	52

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE MERGER SUBS		52

3.1	Organization and Standing.	52
3.2	Authority; Noncontravention.	52
3.3	Cash Resources; Acquiror Common Stock; Capitalization.	53
3.4	Absence of Certain Changes.	54
3.5	SEC Filings.	54
3.6	Litigation.	55
3.7	Financial Statements.	55
3.8	Compliance with NASDAQ Continued Listing Requirements.	55

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		55

4.1	Conduct of the Business.	55
4.2	Restrictions on Conduct of the Business.	56

ARTICLE 5 ADDITIONAL AGREEMENTS		59

5.1	Stockholder and Member Approval and Board Recommendation.	59
5.2	No Solicitation.	60
5.3	Confidentiality; Public Disclosure.	61
5.4	Reasonable Efforts.	62
5.5	Third Party Consents; Notices.	62
5.6	Litigation.	62
5.7	Access to Information.	63
5.8	Spreadsheet.	63
5.9	Expenses.	63
5.10	Employees and Contractors.	64

5.11	Certain Closing Certificates and Documents.	64
5.12	Parachute Payment Waivers.	65
5.13	Section 280G Stockholder Approval.	65
5.14	Termination of Participation in Parent Benefit Plans.	65
5.15	Termination of Financing Statements.	65
5.16	Corporate Matters.	66
5.17	Tax Matters.	66
5.18	Form 8-K and Form 8-K Amendment.	67
5.19	Registration Statement.	68
5.20	Closing Expenses Certificate.	68
5.21	Further Assurances.	69
5.22	Tail Insurance Coverage.	69
5.23	Transfer Restriction.	69

ARTICLE 6 CONDITIONS TO THE MERGER		69

6.1	Conditions to Obligations of Each Party to Effect the Merger.	69
6.2	Additional Conditions to Obligations of Parent and Company.	70
6.3	Additional Conditions to the Obligations of Acquiror.	70

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		72

7.1	Termination.	72
7.2	Effect of Termination.	73
7.3	Amendment.	73
7.4	Extension; Waiver.	73

ARTICLE 8 HOLDBACK FUND AND INDEMNIFICATION		73

8.1	Holdback.	73
8.2	Indemnification.	74
8.3	Indemnifiable Damage Basket; Other Limitations.	75
8.4	Period for Claims.	77
8.5	Claims.	77
8.6	Resolution of Objections to Claims.	78
8.7	Stockholders’ Agent.	79
8.8	Third-Party Claims.	80
8.9	Treatment of Indemnification Payments.	81

ARTICLE 9 GENERAL PROVISIONS		81

9.1	Survival of Representations and Warranties and Covenants.	81
9.2	Notices.	82

9.3	Interpretation.	83
9.4	Counterparts.	83
9.5	Entire Agreement; Nonassignability; Parties in Interest.	83
9.6	Assignment.	83
9.7	Severability.	84
9.8	Remedies.	84
9.9	Governing Law; Submission to Jurisdiction.	84
9.10	Rules of Construction.	84
9.11	Conflict of Interest.	84
9.12	Attorney-Client Privilege.	85
9.13	Acquiror’s Due Diligence Investigation.	85
9.14	WAIVER OF JURY TRIAL.	85

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Investor Representation Letter
Exhibit C-1	-	List of Non-Competition and Non-Solicitation Persons
Exhibit C-2	-	List of Non-Solicitation Persons
Exhibit D-1	-	Non-Competition and Non-Solicitation Agreements
Exhibit D-2	-	Non-Solicitation Agreements
Exhibit E-1	-	List of Company Stockholders
Exhibit E-2	-	Form of Company Stockholder Consent
Exhibit F	-	Transition Services Agreement
Exhibit G-1	-	Certificate of Merger
Exhibit G-2	-	Second Certificate of Merger
Exhibit H	-	Sublease Agreement
Exhibit I-1	-	List of Key Employees
Exhibit I-2	-	List of Identified Employees
Exhibit J-1	-	Form of FIRPTA Notice
Exhibit J-2	-	Form of FIRPTA Notification Letter
Exhibit K-1	-	List of Contracts Requiring Consent
Exhibit K-2	-	List of Contracts Requiring Termination
Exhibit L	-	Joinder Agreement
Exhibit M	-	Voting Agreement

Schedules

Schedule 1.7	Excluded Liabilities
Schedule 2.8(d)	Excluded Business Assets
Schedule 4.2	List of Company Permitted Acts
Schedule 4.2(e)	List of Key Personnel
Schedule 8.2(xii)	Specified Indemnification Matters

Agreement and Plan of Merger and Reorganization

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of July 30, 2014 (the “Agreement Date”), by and among Glu Mobile Inc., a Delaware corporation (“Acquiror”), Cardinals Acquisition Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub I”), Cardinals Acquisition Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquiror (“Sub II,” and together with Sub I, the “Merger Subs”), Cie Digital Labs, LLC, a California limited liability company (“Parent”), Cie Games, Inc., a Delaware corporation and a majority owned subsidiary of Parent (“Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Stockholders and Parent Members (the “Stockholders’ Agent”).

Recitals

A.           The boards of directors of each of Company, Sub I and Acquiror, the board of managers of Parent and the managing member of Sub II have determined that it would be advisable and in the best interests of each entity and its respective stockholders, and, with respect to Parent and Sub II, its members that Acquiror acquire Company through the statutory merger of Sub I with and into Company, pursuant to which Company would become a wholly-owned subsidiary of Acquiror (the “First Merger”), and as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Mergers, this Agreement and the other transactions contemplated by this Agreement.

B.           Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive the consideration for Company Capital Stock set forth herein, (ii) all of the Company Vested Options will be cancelled and converted into the right to receive the consideration for Company Vested Options set forth herein and (iii) all of the Company Unvested Options will be cancelled and extinguished.

C.           Parent, Company, Sub I, Sub II and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

D.           A portion of the consideration otherwise payable by Acquiror in connection with the First Merger shall be retained by Acquiror as described herein as security for the indemnification obligations set forth in this Agreement.

E.           It is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and together qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code.

F.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror and the Merger Subs to enter into this Agreement, each of the Persons listed on Exhibit C, shall have entered into and delivered to Acquiror non-competition and non-solicitation agreements (the “Non-Competition Agreements”) in the forms attached hereto as Exhibit D-1, to be effective upon the Closing, and the Persons listed on Exhibit C-2 shall have entered into and delivered to Acquiror a non-solicitation agreement in the form attached hereto as Exhibit D-2, to be effective upon the Closing (the “Non-Solicitation Agreement”).

G.           Immediately following the execution and delivery of this Agreement, Company will solicit from each Company Stockholder listed on Exhibit E-1 a written consent substantially in the form attached hereto as Exhibit E-2 (the “Company Stockholder Consent”).

H.           Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, Parent and Acquiror have entered into a transition services agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
The Merger

1.1           The Mergers.  At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in substantially the form attached hereto as Exhibit G-1 (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub I shall merge with and into Company, the separate corporate existence of Sub I shall cease, and Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror.  The surviving corporation after the First Merger is hereinafter sometimes referred to as the “First-Step Surviving Corporation.”  At the Second Effective Time (as defined below), Acquiror shall cause the First-Step Surviving Corporation to merge with and into Sub II in accordance with Delaware Law, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Sub II shall be the surviving entity.  The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Entity.”  It is anticipated that the Surviving Entity will be renamed “Cie Games, LLC.”

1.2           Effective Time; Second Effective Time.

(a)           Effective Time.  Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the First Merger (the “Closing”) shall take place (i) as promptly as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other time and date as Acquiror and Company may agree in writing.  The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as Acquiror and Company hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such Certificate of Merger upon acceptance thereof, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

(b)           Second Effective Time.  Within a reasonable period of time following the Effective Time, but in no case later than August 30, 2014, Acquiror shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit G-2 with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the filing of such certificate of merger with respect to the Second Merger shall be referred to herein as the “Second Effective Time”.

1.3           Effect of the Mergers.  At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub I shall vest in the First-Step Surviving Corporation, and all debts, liabilities and duties of Company and Sub I shall become the debts, liabilities and duties of the First-Step Surviving Corporation.  Following the Second Merger, the effect of the Second Merger shall be as provided this Agreement, the Second Certificate of Merger, and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities and duties of Sub II and the First-Step Surviving Corporation shall become the debts, liabilities and duties of the Surviving Entity.

1.4           Closing Deliveries.

(a)           Acquiror Deliveries.  Acquiror shall deliver to Company, at or prior to the Closing, each of the following:

(i)           a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;

(ii)          a duly executed counterpart original of the Transition Services Agreement; and

(iii)         a duly executed counterpart original of the sublease agreement, in the form attached as Exhibit H, for Company’s currently utilized portion of the office space currently being leased by Parent at 111 West Ocean Boulevard, Suite 1800, Long Beach California (the “Sublease”).

(b)           Parent and Company Deliveries.  Parent and Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i)           a certificate, dated as of the Closing Date and executed on behalf of Parent and Company by their respective Chief Executive Officers, which (i) represents that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied and (ii) sets forth the amount of Company Debt as of immediately prior to the Effective Time;

(ii)          a certificate, dated as of the Closing Date and executed on behalf of Company by its Secretary, certifying (1) Company’s Certificate of Incorporation, (2) Company’s Bylaws, (3) board of director resolutions of Company  approving the Mergers and adopting this Agreement and (4) the Company Stockholder Consent;

(iii)         a certificate, dated as of the Closing Date and executed on behalf of Parent by its Secretary, certifying (1) Parent’s Operating Agreement, (2) the board of manager resolutions of Parent approving the Mergers and adopting this Agreement and (3) a written consent of the Parent Members approving the Mergers and adopting this Agreement, pursuant to the requisite approval under Parent’s operating agreement (the “Parent Member Consent”);

(iv)         a written acknowledgement from each holder of Company Debt (each a “Company Lender”), with each such Company Lender identified on Schedule 5.20, in customary form reasonably acceptable to Acquiror (the “Payoff Letters”), whereby each such Company Lender acknowledges that the amount payable to such Company Lender as reflected in the Payoff Letter shall be in full and complete satisfaction and discharge of all obligations in respect of such Company Lender, including the termination of all related commitments and the release of all related guarantees and related Encumbrances securing such obligations, effective upon the payment of the Company Debt;

(v)          a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Acquiror, that are necessary or appropriate to evidence the release of all Liens identified on Schedule 5.20, including executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquiror that all Encumbrances on assets of Company shall have been released prior to or shall be released simultaneously with the Closing;

(vi)         Offer Letters executed by (1) each of the employees of Company listed on Exhibit I-1 (the “Key Employees”) and (2) at least 80% of the employees of Company identified on Exhibit I-2 hereto (the “Other Employees” and together with the Key Employees, the “Identified Employees”);

(vii)        an investment representation letter in substantially the form attached hereto as Exhibit B (the “Investor Rep Letter”), and a Joinder Agreement in the form attached hereto as Exhibit L (the “Joinder Agreement”) executed by each of the Company Stockholders and, pursuant to Section 1.8(b) each Parent Member;

(viii)       a Voting Agreement in the form attached hereto as Exhibit M (the “Voting Agreement”), executed by Parent;

(ix)          a duly executed counterpart original of the Transition Services Agreement;

(x)           a duly executed counterpart original of the Sublease (including execution and delivery by the master landlord);

(xi)          (a) the written resignation in customary form of each of the directors and each of the officers of Company in office immediately prior to the Closing as directors and/or officers, as applicable, of Company, effective no later than immediately prior to the Effective Time, and (b) if requested by Acquiror at least five Business Days before Closing, the appointment of new officers and directors of Company, which appointments are to become effective at the Effective Time;

(xii)         (a) a certificate from the Secretary of State of the State of Delaware and each other State or other jurisdiction in which Company is qualified to do business as a foreign corporation dated within three Business Days prior to the Closing Date certifying that Company is in good standing and that all applicable franchise Taxes and fees of Company through and including the Closing Date have been paid, and (b) a certificate from the Secretary of State of the State of California and each other State or other jurisdiction in which Parent is qualified to do business as a foreign limited liability company dated within three Business Days prior to the Closing Date certifying that Parent is in good standing and that all applicable franchise Taxes and fees of Parent through and including the Closing Date have been paid;

(xiii)        the Closing Expenses Certificate which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the amount of Transaction Expenses; including invoices of advisors and representatives of Parent and Company who performed services for or on behalf of Parent or Company in connection with this Agreement or any of the transactions contemplated hereby;

(xiv)        the Company Net Working Capital Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the amount of Company Net Working Capital, Cash Balance and Cash + A/R Balance;

(xv)         FIRPTA documentation, consisting of (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit J-1, dated as of the Closing Date and executed by Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Company after the Closing, and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit J-2, dated as of the Closing Date and executed by Company;

(xvi)        the Certificate of Merger, executed by Company;

(xvii)       the Spreadsheet completed to include all of the information specified in Section 5.8 and a certificate executed by the Chief Executive Officers of Company and Parent, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xviii)      executed confirmatory assignments of Intellectual Property from any current or former employees, independent contractors or consultants of Company or with respect to any such persons who worked on the development of any Company Intellectual Property, any member of the Parent Group, in each case in Company’s standard form, which has been made available to counsel to Acquiror;

(xix)         unless otherwise requested by Acquiror in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the board of directors of Company (the “Board of Directors”), certified by the Secretary of Company, authorizing the termination of each of Company’s “employee benefit plans,” including the 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing;

(xx)          a Parachute Payment Waiver executed by each Person required to execute such a waiver pursuant to Section 5.12 hereof; and

(xxi)         evidence satisfactory to Acquiror of (a) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Mergers or any other transaction contemplated by this Agreement under the contracts listed or described on Exhibit K-1 hereto, effective as of and contingent upon the Closing, (b) the termination of each of the contracts of Company or such other member of the Parent Group listed or described on Exhibit K-2 hereto, and (c) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Securityholder, effective as of and contingent upon the Closing.

1.5           Constituent Documents.

(a)           Certificate of Incorporation/Certificate of Formation. At the Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law.  The certificate of formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time.

(b)           Bylaws. At the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall become the bylaws of the First Step Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Surviving Corporation and such bylaws.  The limited liability company agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time.

1.6           Directors and Officers.

(a)           Directors of the First-Step Surviving Corporation.  The directors of Sub I immediately prior to the Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until their successors are duly elected and qualified.

(b)           Officers of First-Step Surviving Corporation.  The officers of Sub I immediately prior to the Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Corporation.

(c)           Manager and Officers of the Surviving Entity.  Acquiror shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity.  The officers of Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

1.7           Pre-Closing Relationships.

(a)           Pre-Closing Relationships.  Parent represents that prior to the Closing (i) it has caused all intercompany payables due from Company to any member of the Parent Group to be eliminated and any receivables due to Company from any member of the Parent Group to be paid; and (ii) it has assumed and agreed to pay, perform, discharge and satisfy the Excluded Liabilities set forth on Schedule 1.7 to this Agreement.

(b)           Cie Studios.  Other than as explicitly set forth in this Agreement, upon and following the Closing, the relationship between the Surviving Entity and Cie Studios, Inc. (“Cie Studios”) will remain unchanged from the prior course of dealing between Company and Cie Studios, including that all agreements, courses of conduct, pricing terms, and other aspects of the business relationship will remain in place on the same terms and conditions.

1.8           Effect of First Merger on the Capital Stock of the Constituent Corporations.

(a)           Effect on Company Capital Stock.  Immediately prior to the Effective Time, each share of Company Preferred Stock shall be deemed converted into one share of Company Common Stock (the “Preferred Conversion”), as provided for under the certificate of incorporation of Company.  At the Effective Time, by virtue of the First Merger and without any action on the part of Sub I, Company or the Company Stockholders, each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Conversion) upon the terms and subject to the conditions set forth in this Section 1.8 and throughout this Agreement, including the holdback provisions set forth in ARTICLE 8 hereof, will be cancelled and extinguished and will be converted automatically into the right to receive, without interest, upon surrender of the certificate representing such shares of Company Common Stock or Company Preferred Stock in the manner provided in Section 1.9 hereof, (1) with respect to the Unaccredited Stockholders, the Per Share Unaccredited Stockholder Cash Consideration and (2) with respect to the Accredited Stockholders, (x) the Per Share Accredited Stockholder Cash Consideration and (y) the Per Share Accredited Stockholder Stock Consideration.

(b)           At any time from and after the receipt by Parent of its Pro Rata Share of the Merger Consideration (the “Parent Consideration”), Parent may, solely at its option and in accordance with its limited liability company operating agreement (the “Parent LLC Agreement”), distribute such Parent Consideration, except to the extent such consideration has been held back pursuant to the holdback provisions set forth in ARTICLE 8, to each of the Parent Members, based solely on such Parent Member’s right to distributions pursuant to such Parent LLC Agreement (any such distribution, a “Parent Distribution”). In contemplation of such Parent distribution, and as a material inducement to Acquiror’s willingness to enter into this Agreement, Parent will require each Parent Member to execute, and will obtain from each Parent Member prior to the Closing, a Joinder Agreement, pursuant to which each such Parent Member will agree to (i) indemnify Acquiror pursuant to and subject to the limitations of ARTICLE 8 of this Agreement and (ii) indemnify the Stockholders’ Agent pursuant to the terms of Section 8.7(b), and pursuant to which Acquiror will agree to provide certain registration rights pursuant to Section 5.19 hereof.  In connection with any such Parent Distribution, Parent shall provide to Acquiror (with a copy to the Stockholders’ Agent), within five (5) Business Days of any such Parent Distribution, (a) the total amount of such Parent Distribution, including the dollar amount of any cash and the number of Acquiror Shares so distributed, (b) the names of all the Parent Members and their respective addresses; (c) the number and kind of shares of Parent membership interests held by, or subject to options or warrants held by such Persons, and in the case of outstanding interests, any respective certificate numbers, if applicable and (d) the Pro Rata Share of each Parent Member.

(c)           Treatment of Company Options.

(i)           Company Vested Options.  At the Effective Time, each Company Vested Option shall not be assumed and will, by virtue of the First Merger and without any further action on the part of Acquiror, Merger Subs, Company or the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement and pursuant to the Company Option Plan, represent the right to receive an amount in cash, without interest, equal to the difference of the Per Share Consideration less the applicable exercise price of such Company Vested Option and less any applicable Taxes required to be deducted and withheld.

(ii)           Company Unvested Options.  At the Effective Time, each Company Unvested Option shall not be assumed and will, by virtue of the First Merger and pursuant to this agreement and Section 11(c) of the Stock Option Plan, and without any further action on the part of Acquiror, Merger Subs, Company or the holder thereof, be cancelled for no consideration.

(iii)           Further Actions:  Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options pursuant to this Section 1.8(c).

(d)           Company Debt.  Notwithstanding anything to the contrary herein, Acquiror will not assume any Company Debt.

(e)           Effect on Capital Stock of Merger Subs.  At the Effective Time, each share of common stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First-Step Surviving Corporation.  Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Surviving Corporation.  At the Second Effective Time, each membership interest, whether or not certificated, of Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest of the Surviving Entity.  Each membership interest of Sub II evidencing ownership of any such interests shall continue to evidence ownership of such interests of the Surviving Entity.

(f)           Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(g)           Appraisal Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law, as applicable.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, as applicable,  becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law, as applicable  (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the applicable Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(a), following the satisfaction of the applicable conditions set forth in Section 1.9(a), the applicable Merger Consideration as if such shares never had been Dissenting Shares.  Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, as applicable, and received by Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law, as applicable.  Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law or California Law, as applicable, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the Company Stockholders and Company Optionholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8(g) and under Delaware Law or California Law, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law, as applicable, by any other stockholder of Company.

(h)           Rights Not Transferable.  The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(i)           Total Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate consideration paid by Acquiror pursuant to the terms of this Agreement exceed  the sum of (1) $30,280,000 in cash less the sum of (without duplication of amounts attributable to any item included in the definition of any of the following) (i) the Company Debt not paid as of the Closing Date, if any, (ii) the Transaction Expenses, if any, (iii) the Net Working Capital Shortfall, if any, (iv) the Closing Cash Shortfall, if any, and (v) the Closing Cash + A/R Shortfall, if any and (2) $70,000,000 in Acquiror Stock (with respect to the latter, solely as determined by reference to the Acquiror Stock Price).

(j)           Fractional Shares.  No fraction of a share of Acquiror Common Stock will be issued in connection with the First Merger, and in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) such fraction by (ii) the Acquiror Stock Price.

(k)           Legends on Stock Certificates.  The certificates representing shares of Acquiror Common Stock issuable in the First Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

In addition to the legend required pursuant to Section 1.8(k)(i), any certificates evidencing the shares of Acquiror Common Stock that are held back as part of the Holdback Amount shall also bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO INDEMNITY OBLIGATIONS SET FORTH IN AN AGREEMENT WITH THE ISSUER.

1.9           Exchange Procedures.

(a)           As soon as reasonably practicable after the Closing Date, Acquiror shall mail to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its certificates or instruments, which immediately prior to the Effective Time represented issued and outstanding shares of Company Capital Stock (the “Converting Instruments”), with a properly completed and duly executed letter of transmittal in customary form reasonably acceptable to Company and Acquiror (the “Letter of Transmittal”) together with instructions for use of the Letter of Transmittal in effecting the surrender of the Converting Instruments into the right to receive the applicable Merger Consideration.

(b)           As soon as reasonably practicable after the date of delivery to Acquiror of a Converting Instrument, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, the holder of record of such Converting Instrument shall be entitled to receive, pursuant to Section 1.8(a), (i) the aggregate cash consideration payable to such holder, and, if applicable, (ii) that number of shares of Acquiror Common Stock (and the amount of cash in lieu of fractional shares) that such holder has the right to receive in respect of such Converting Instrument and such Converting Instrument shall be canceled.

(c)           If any Converting Instrument shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Entity, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such document, Acquiror will issue in exchange for such lost, stolen, or destroyed document, the Merger Consideration to which the holder is entitled under Section 1.8.

(d)           Notwithstanding the other provisions of this ARTICLE 1, Acquiror shall withhold from each Accredited Stockholder’s applicable portion of the Merger Consideration issuable pursuant to Section 1.8 such Accredited Stockholder’s Pro Rata Share of the Holdback Amount (calculated without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders, rounded down to the nearest whole Share), and shall withhold from each Company Stockholder’s applicable portion of the Merger Consideration issuable pursuant to Section 1.8 such Company Stockholder’s Pro Rata Share of the Working Capital Holdback Amount, Tax Refund Holdback Amount, and the Agent Expense Amount.  The Holdback Amount shall constitute security for the indemnification obligations pursuant to ARTICLE 8, and shall be held in and distributed in accordance with the provisions of the terms hereof.  The Holdback Amount shall be held by Acquiror pursuant to the terms hereof.  The adoption of this Agreement and the approval of the Mergers by the Company Stockholders and Parent Members shall constitute approval of the Holdback Amount, the Working Capital Holdback Amount, Tax Refund Holdback Amount, the Agent Expense Amount and the appointment of the Stockholders’ Agent.

(e)           Promptly following the Effective Time, Acquiror shall make available to the Surviving Entity the amount of the Aggregate Company Optionholder Consideration to be distributed by the Surviving Entity as soon as reasonably practicable through normal payroll processes to the Company Vested Optionholders in the amounts determined pursuant to Section 1.8(c)(i).

(f)           No Liability.  Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Unclaimed Consideration.  Each Company Stockholder who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9 shall look only to the Surviving Entity (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the applicable Merger Consideration issuable pursuant to Sections 1.8(a), 1.8(b) or 1.8(c), as applicable.  Notwithstanding anything to the contrary contained herein, if any Converting Instruments are not surrendered prior to the earlier of the first anniversary of the Effective Time or such date on which the Merger Consideration contemplated by Section 1.8 in respect of such Converting Instruments would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Converting Instruments shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

1.10           No Further Ownership Rights in the Company Capital Stock or Company Options.

The Merger Consideration paid or payable following the surrender for exchange of shares of the Converting Instruments in accordance with the terms hereof shall be paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock and Company Options which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Converting Instrument is presented to the Surviving Entity for any reason, such Converting Instrument shall be canceled and exchanged as provided in this ARTICLE 1.

1.11           Company Net Working Capital Adjustment; Cash Balance and Cash + A/R Balance.

(a)           Not less than two Business Days prior to the Closing Date, Parent and Company shall deliver to Acquiror a certificate signed by Parent’s Chief Financial Officer and Company’s Chief Executive Officer (the “Company Net Working Capital Certificate”) certifying Parent and Company’s good faith estimate of (i) the Company Net Working Capital (the “Estimated Working Capital”), (ii) the Cash Balance (the “Estimated Cash Balance”), and (iii) the Cash + A/R Balance (the “Estimated Cash + A/R Balance”).  Subject to further adjustment as provided in this Section 1.11, the Aggregate Cash Consideration Amount will be reduced by the amount, if any, that (without duplication of amounts attributable to any item included in the definition of any of the following) (i) the Estimated Working Capital is less than the Target Working Capital (the “Working Capital Shortfall”), (ii) the Estimated Cash Balance is less than the Target Cash Balance (the “Closing Cash Shortfall”) and (iii) the Estimated Cash + A/R Balance is less than the Target Cash + A/R Balance (the “Closing Cash + A/R Shortfall”).  The Company Net Working Capital Certificate shall be accompanied by (i) Company’s balance sheet as of the Closing Date prepared on a consistent basis with the Company Balance Sheet, (ii) an itemized list of each element of Company’s current assets and (iii) an itemized list of each element of Company’s current liabilities.

(b)           Notwithstanding anything to the contrary contained in this Agreement, Acquiror is authorized and shall be entitled to withhold, from the Aggregate Company Stockholder Cash Consideration otherwise payable to the Company Stockholders pursuant to Section 1.8(a), $250,000 (the “Working Capital Holdback Amount”).  The Working Capital Holdback Amount shall be withheld from each Company Stockholder based on such Person’s Pro Rata Share.  The Working Capital Holdback Amount shall be available to compensate Acquiror for any Claimed Shortfalls.

(c)           Within ten Business Days following the filing of the Form 8-K Amendment by Acquiror, Acquiror may provide written notice to the Stockholders’ Agent setting forth Acquiror’s calculation of the Company Net Working Capital, the Cash Balance and the Cash + A/R Balance, together with documents and calculations to support Acquiror’s calculations (the “Acquiror Working Capital Notice”).  The Acquiror Working Capital Notice shall include the amounts, if any, by which (without duplication of amounts attributable to any item included in the definition of any of the following) (i) the Estimated Net Working Capital exceeds the Company Net Working Capital as reflected on Company’s audited balance sheet filed with the Form 8-K Amendment (the “Claimed Working Capital Shortfall”), (ii) the Estimated Cash Balance exceeds the Cash Balance as reflected on Company’s audited balance sheet filed with the Form 8-K Amendment (the “Claimed Cash Balance Shortfall”) and/or (iii) the Estimated Cash + A/R Balance exceeds the Cash + A/R Balance as reflected on Company’s audited balance sheet filed with the Form 8-K Amendment (the “Claimed Cash + A/R Balance Shortfall” and together with the Claimed Working Capital Shortfall and the Claimed Cash Balance Shortfall, the “Claimed Shortfalls”).

(d)           The Stockholders’ Agent may object to Acquiror’s calculation of the Company Net Working Capital, the Cash Balance and/or the Cash + A/R Balance set forth in the Acquiror Working Capital Notice by providing written notice of such objection (the “Notice of Objection”) to Acquiror within 30 days after Acquiror’s delivery of written notice to the Stockholders’ Agent of the Acquiror Working Capital Notice (the “Objection Period”).  The Stockholders’ Agent and its representatives and agents shall be given reasonable access (including electronic access, to the extent available), at any time prior to the expiry of the Objection Period, during Acquiror’s, Parent’s and/or Company’s (as the case may be) normal business hours (or such other times as the parties may agree) to the books and records of Company, as they may reasonably require, and reasonable access during normal business hours to such personnel or representatives of Parent, Company and Acquiror (including but not limited to accountants and the individuals responsible for preparing the Acquiror Working Capital Notice) for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Acquiror Working Capital Notice and/or the calculations as set forth in the Acquiror Working Capital Notice.

(e)           If the Stockholders’ Agent timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to five (5) Business Days following Acquiror’s timely receipt of the Notice of Objection in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(f)           If, after such five (5) Business Day period, the Stockholders’ Agent and Acquiror cannot resolve any such disagreement, then the parties shall engage PricewaterhouseCoopers LLP, the independent registered public accounting firm that reviews and audits Acquiror’s publicly reported financial statements or such other independent registered public accounting firm that is mutually acceptable to Acquiror and the Stockholders’ Agent (the “Reviewing Accountant”), to review the calculation of any Claimed Shortfalls.  After review of the calculation of such Claimed Shortfalls and Company’s books and records, the Reviewing Accountant shall promptly determine the actual amounts, to the extent disputed, of the Company Net Working Capital, the Cash Balance and/or the Cash + A/R Balance, and such determinations shall be final and binding on the parties, and if the Reviewing Accountant determines that there is a shortfall of at least $10,000 with respect to (without duplication of amounts attributable to any item included in the definition of any of the following) the Net Working Capital, the Cash Balance and/or the Cash + A/R Balance, then Parent shall be responsible for the full amount of all fees and expenses, if any, of the Reviewing Accountant with respect to its review of such Claimed Shortfall (otherwise Acquiror will bear the expense of the Reviewing Accountant).

(g)           Parent shall jointly and severally, and each other Company Stockholder shall severally (but not jointly) indemnify and hold harmless Acquiror for the full amount of any Claimed Shortfall.  The indemnification obligations of the Company Stockholders pursuant to this Section 1.11 shall be based on each such Person’s Pro Rata Share) (except that, with respect each Unaccredited Stockholder, such obligations shall be limited to such Unaccredited Stockholder’s Pro Rata Share of the Working Capital Holdback Amount only, and, with respect to each Accredited Stockholder for any Indemnifiable Damages pursuant to this Section 1.11 exceeding the Working Capital Holdback Amount and satisfied by the cancellation of shares held in the Holdback Fund pursuant to this Section 1.11(g), such obligations shall be based on such Accredited Stockholder’s Pro Rata Share calculated without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders).  To the extent that the Company Stockholders have an obligation to indemnify Acquiror pursuant to this Section 1.11, Acquiror shall first look to the Working Capital Holdback Amount to satisfy any such claims.  If the Working Capital Holdback Amount has been exhausted, and there remain Indemnifiable Damages pursuant to this Section 1.11, Acquiror shall, in satisfaction of such indemnification obligation, cancel a number of such shares of Acquiror Common Stock (valued based on the Acquiror Stock Price) held in the Holdback Fund having an aggregate value equal to the amount of such remaining indemnification obligation.  Acquiror’s right to indemnification pursuant to this Section 1.11 will not be subject to any of the limitations set forth in ARTICLE 8.  Any payments made pursuant to this Section 1.11 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.

(h)           Within thirty days of the filing of the Form 8-K Amendment by Acquiror (the “Working Capital Holdback Release Date”), and assuming there are no outstanding and unresolved Claimed Shortfalls, Acquiror will disburse to each Company Stockholder such Person’s Pro Rata Share of the Working Capital Holdback Amount to be disbursed on such date less (i) that portion of the Working Capital Holdback Amount previously paid to Acquiror in satisfaction of claims for indemnification in accordance with this Section 1.11 and (ii) that portion of the Working Capital Holdback Amount that is determined, in the reasonable judgment of Acquiror, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Acquiror Working Capital Notice prior to the Working Capital Holdback Release Date in accordance with this Section 1.11.  Any portion of the Working Capital Holdback Amount held following the Working Capital Holdback Release Date with respect to pending but unresolved claims for indemnification that are not awarded to Acquiror upon the resolution of such claims shall be disbursed to the Company Stockholders within 15 Business Days following resolution of such claims and in accordance with each such Person’s Pro Rata Share of the Working Capital Holdback Amount.

1.12           Stockholders’ Agent Expense Fund.  Notwithstanding anything to the contrary contained in this Agreement, Acquiror is authorized and shall be entitled to withhold, from the Aggregate Company Stockholder Cash Consideration otherwise payable to the Company Stockholders pursuant to Section 1.8(a), $200,000 (the “Agent Expense Amount”).  The Agent Expense Amount shall be withheld from each Company Stockholder based on such Person’s Pro Rata Share, and each Company Stockholder shall be deemed to have contributed to the Agent Expense Fund such Company Stockholder’s Pro Rata Share of the Agent Expense Amount, to be held by the Stockholders’ Agent pursuant to this Agreement.  On the Closing Date, Acquiror shall deposit, or cause to be deposited, in the account of the Stockholders’ Agent set forth in the Spreadsheet, the Agent Expense Amount (such funds being referred to herein as the “Agent Expense Fund”).  The Agent Expense Fund shall be held by the Stockholders’ Agent as agent and for the benefit of the Company Stockholders and Parent Members in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any expenses incurred pursuant to this Agreement.  The Company Stockholders will not receive any interest or earnings on the Agent Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings.  The Stockholders’ Agent will hold the Agent Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy.  The Stockholders’ Agent is not providing any investment supervision, recommendations or advice.  The Stockholders’ Agent shall have no responsibility or liability for any loss of principal of the Agent Expense Fund other than as a result of its gross negligence or willful misconduct.  The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Agent Expense Fund, and has no tax reporting or income distribution obligations hereunder.  As soon as reasonably determined by the Stockholders’ Agent that the Agent Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Agent Expense Fund (if any) to Acquiror for further distribution to the Company Stockholders based on their Pro Rata Share. For tax purposes, the Agent Expense Fund will be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing.

1.13           Reorganization Status.  For U.S. federal and state income tax purposes the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereto intend that the First Merger and the Second Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), which plan of reorganization the parties intend to adopt by executing this Agreement.  The parties hereto shall use commercially reasonable efforts not to take any action which could be reasonably expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties intend to file  the statement required by Treasury Regulations Section 1.368- 3.  Provided, however, even though it is intended by the parties hereto that the Mergers shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, except for Acquiror’s representations in Section 3.1(b), Acquiror makes no representations or warranties to Parent, Company or to any Company Securityholder or Parent Member that the Mergers will qualify as a tax-deferred “reorganization” under the Code.

1.14           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid 50% by Acquiror and 50% by the Company Stockholders when due, and Acquiror and the Company Stockholders shall cooperate to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.  For the avoidance of doubt and notwithstanding any other provision of this Agreement, in no event will Acquiror pay for or be responsible for any Transfer Taxes associated with any transfer of assets between any member of the Parent Group and the Company, and all such Transfer Taxes shall be the sole responsibility of the Company Stockholders.

1.15           Withholding Rights.  Acquiror and the Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration and from any other payments otherwise required pursuant to this Agreement, to any employee of Company who becomes an employee or consultant of the Surviving Entity or Acquiror, any holder of any shares of Company Capital Stock or Company Options, such amounts of cash or shares of Acquiror Common Stock as Company, Acquiror or the Surviving Entity is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law.  To the extent that amounts are so withheld and transferred within a reasonable time to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.16           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Company and the Business Assets, the officers and directors of the Surviving Entity are fully authorized, in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2
Representations and Warranties of Parent and Company

Company and/or Parent, as applicable, hereby represent and warrant to Acquiror, Sub I and Sub II, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and subsection numbers; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably apparent from the text of such disclosure, that the disclosure is intended to apply to such other section or subsection) supplied by Company and Parent to Acquiror, Sub I and Sub II concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), as of the Agreement Date and as of the Closing Date, as though made on the Closing Date, as follows:

2.1           Organization; Standing and Subsidiaries.

(a)           Each of Parent and Company is a limited liability company or corporation duly formed or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Parent and Company has the limited liability company or corporate power to own, lease and operate its assets and properties and to conduct the Business.  Each of Parent and Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on Parent, Company or the Business.  Neither Parent nor Company is in violation of any of the provisions of its Certificate of Incorporation, Operating Agreement, Bylaws or other equivalent organizational or governing documents.

(b)           Company does not currently have, nor has it ever had (through a predecessor Entity or otherwise), any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person, other than Company’s former ownership of all of the outstanding equity interests of Cie Games Japan Kabushiki Kaisha Inc. (“Cie Japan”).  Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.  Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person. Other than the Company Options referenced in Section 2.2(b), there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of Company or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c)           Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of:  (i) the names of the members of the Board of Directors of Company; (ii) the names of the members of each committee of the Board of Directors of Company (and a description of the duties and powers delegated thereto); and (iii) the names and titles of the officers of Company.

(d)           Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of each of the members of the Board of Managers of Parent; (ii) the names and titles of each of the officers of Parent and (iii) the names of each of the Parent Members and the outstanding equity interests of Parent held or otherwise beneficially owned by each such Parent Member.

2.2           Capital Structure.

(a)           The authorized capital stock of Company consists solely of 13,000,000 shares of Company Common Stock and 6,000,000 shares of Company Preferred Stock, all of which are designated as Series A Preferred Stock.  A total of 2,872,207 shares of Company Common Stock and 6,000,000 shares of Company Series A Stock, are issued and outstanding as of the Agreement Date.  Company holds no treasury shares.  Schedule 2.2(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock and Company Preferred Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments.  The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of Company.  All shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which Company is bound.  Company has never declared or paid any dividends on any shares of Company Capital Stock.  There is no liability for dividends accrued and unpaid by Company.  Company is not under any obligation to register under the Securities Act the Company Common Stock or any other securities of Company, whether currently outstanding or that may subsequently be issued.  Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.  The Company Capital Stock was issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.  There are no shares of Company Capital Stock issued and outstanding subject to vesting conditions or otherwise subject to repurchase rights, whether issued under the Company Option Plan or not.

(b)           As of the Agreement Date, Company has reserved 1,200,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, of which 876,400 shares are subject to outstanding and unexercised Company Options, and 143,143 shares remain available for issuance thereunder.  Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plan, including the number of shares of Company Common Stock subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code and the term of each Company Option.  In addition, Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule shall be a subset of Schedule 2.2(b)-1 of the Company Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and Company.  Correct and complete copies of the Company Option Plan, all agreements and instruments relating to or issued under the Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquiror’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquiror’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror’s counsel.  No benefits, including vesting, under the Company Option Plan will accelerate in connection with the Mergers.  No other outstanding Company Options, whether under the Company Option Plan or otherwise, will have their vesting accelerated in connection with the Mergers or upon subsequent events.

(c)           Other than as set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any Company Options or warrants to purchase Company Capital Stock or any other rights to receive or purchase shares of Company Capital Stock or other securities of Company.

(d)           No bonds, debentures, notes or other indebtedness of Company (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e)           Except for the Company Unvested Options, there are no options, warrants, calls, rights, stock purchase agreements or other Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, acquire, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options, warrants or other rights to purchase shares of Company Capital Stock or other securities of Company, or any Company Voting Debt that do not terminate as of the Effective Time and survive the Mergers, or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, warrant, call, right or Contract that do not terminate as of the Effective Time and survive the Mergers.  There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among Company and any Company Securityholder and (ii) to the knowledge of Parent or Company, between or among any of the Company Securityholders.  Neither the Company Option Plan nor any Contract of any character to which Parent or Company is a party to or by which Parent or Company is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Mergers or any other transaction contemplated by this Agreement or upon termination of employment or service with Company or with the Surviving Entity or Acquiror, or any other event, whether before, upon or following the Mergers or otherwise.

(f)           The Spreadsheet will accurately set forth, as of the Closing, the information required to be reflected in the Spreadsheet pursuant to Section 5.8.  As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options and/or warrants, or other rights to Company Capital Stock or any amount of the Merger Consideration.  In addition, the shares of Company Capital Stock and/or Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of Company or any Contract to which Company or Parent is a party or by which it is bound.

2.3           Authority; Noncontravention.

(a)           Subject to approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent, Company and Parent have all requisite corporate and limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of Company’s Board of Directors and Parent’s Board of Managers.  This Agreement has been duly executed and delivered by each of Company and Parent and constitutes the valid and binding obligation of Company and Parent enforceable against Company and Parent in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.  Each of the Board of Directors of Company and Board of Managers of Parent, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of Company and Board of Managers of Parent, has approved and adopted this Agreement and approved the Mergers, determined that this Agreement and the terms and conditions of the Mergers and this Agreement are advisable and in the best interests of Company and Parent, respectively, and each of the Board of Directors of Company and Board of Managers of Parent has determined that the Mergers and this Agreement are in the best interests of the Company Stockholders and Parent Members, and directed that the adoption of this Agreement be submitted to the Company Stockholders and Parent Members for consideration and unanimously recommended that all of the Company Stockholders and Parent Members adopt this Agreement.  The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate voting class), and (iii) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Mergers (the “Company Stockholder Approval”).  The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit E-1 is sufficient for the Company Stockholder Approval.

(b)           The execution and delivery of this Agreement by each of Parent and Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Company or any Business Asset or to the knowledge of Parent or Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), (A) any provision of the Certificate of Incorporation or Bylaws of Company or the Operating Agreement of Parent or other equivalent organizational or governing documents of Company or Parent, in each case as amended to date, (B) any Material Contracts, or (C) any Legal Requirements applicable to Company, Parent, or the Business Assets.  Section 2.3(b) of the Company Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Mergers, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Second Effective Time so as to preserve all rights of, and benefits to, the Surviving Entity, under such Contracts from and after the Second Effective Time, other than any such Contract the loss of which would be immaterial to Company and the Business.  Following the Second Effective Time, the Surviving Entity will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(c)           No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any member of the Parent Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.  Parent is considered Company’s “ultimate parent entity” as such term is defined under Section 801.1(a)(3) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(d)           Company, its Board of Directors, Parent, its Board of Managers, and the Company Securityholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company or Parent will not be applicable to any of Company, Parent, Acquiror, the Surviving Entity, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consent or the Stockholder Agreements, including the consummation of the Mergers or any of the other transactions contemplated hereby or thereby.

2.4           Financial Statements.

(a)           Company has delivered to Acquiror its unaudited financial statements for each of its fiscal years ending December 31, 2013, 2012, and 2011 and its unaudited financial statements for the six-month period ended June 30, 2014 (the “June Financial Statements”) (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter.  The Financial Statements:  (i) are derived from and are in accordance with the books and records of Company; and (ii) fairly present in all material respects the financial condition of Company at the dates therein indicated and the results of operations of Company for the periods therein specified; provided, however, that the June Financial Statements are subject to normal recurring year-end adjustments (which are not expected to be material either individually or in the aggregate), (iii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.

(b)           Company has no Liabilities other than (i) those set forth or adequately provided for in the balance sheet included in the June Financial Statements (the “Company Balance Sheet”), (ii) those incurred in the conduct of Company’s business since June 30, 2014 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by Company in connection with the execution of this Agreement.  Except for Liabilities reflected in the Financial Statements, Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company.  Without limiting the generality of the foregoing, Company has never guaranteed any debt or other obligation of any Person.

(c)           Schedule 2.4(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.5           Absence of Certain Changes.

Since the Company Balance Sheet Date, Company has conducted its business only in the ordinary course consistent with past practice and Company and each member of the Parent Group has conducted the Business only in the ordinary course consistent with past practice and:

(a)           there has not occurred a Material Adverse Effect on Company or the Business,

(b)           neither Company nor any member of the Parent Group has made or entered into any Contract or letter of intent with respect to, or otherwise effected or agreed to effect, any acquisition, sale, license, disposition or transfer of any asset or liability of Company or any material assets of the Business other than Standard Outbound IP Agreements (as defined in Section 2.9(a)(ix)) to its customers in the ordinary course of the Business consistent with its past practice,

(c)           except as required by GAAP, there has not occurred any change in Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) or any revaluation of the assets of Company or the Business,

(d)           there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of Company, or any direct or indirect redemption, purchase or other acquisition by Company or any member of the Parent Group of any of Company’s securities, or any change in any rights, preferences, privileges or restrictions of any of Company’s outstanding securities,

(e)           neither Company nor any member of the Parent Group has entered into, amended, renewed or terminated any Material Contract, and there has not occurred any default or material breach under any Material Contract to which Company is a party or by which it is, or any of its assets and properties or any of the Business Assets are, bound,

(f)           there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws of Company or the Operating Agreement or other equivalent organizational or governing documents of Parent,

(g)           there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by Company to any of its directors, officers, employees or consultants, any adoption or modification of any Company Employee Plans, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance issued thereunder, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of Company consistent with past practice), and Company has not entered into any Contract to grant or provide (nor has it granted any) severance, acceleration of vesting or other similar benefits to any such Persons,

(h)           there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of Company,

(i)           there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving Company,

(j)           neither Company nor any member of the Parent Group has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets, and Company has not incurred, created or assumed any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person,

(k)           neither Company nor any member of the Parent Group has paid or discharged any Encumbrance or Liability of Company or with respect to a Business Asset, which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date,

(l)           Company has not incurred any Liability to its directors, officers, or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

(m)           neither Company nor any member of the Parent Group (with respect to the Business) has cancelled or waived any Liabilities in excess of $25,000 owed to it,

(n)           Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(o)           Company has not made any material change in the pricing of Company Products or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with Business customers,

(p)           there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of Company or any asset of any member of the Parent Group (material to the Business),

(q)           neither Company nor any member of the Parent Group has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property other than pursuant to Standard Outbound IP Agreements, or has acquired or licensed from any Person any Intellectual Property other than pursuant to Standard Inbound IP Agreements or sold, disposed of, transferred or provided a copy of any Company Source Code to any Person, and

(r)           there has not occurred any announcement of, any negotiation by or any entry into any Contract by Company or any member of the Parent Group (as applicable) to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6           Litigation.

As of the date of this Agreement, there is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of Parent or Company threatened against Company or any member of the Parent Group (with respect to the Business) or any of the Business Assets or any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Company, Parent or the Business).  To the knowledge of Parent and Company, there is no reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.  As of the date of this Agreement, there is no judgment, decree, injunction or order against Company or any member of the Parent Group (with respect to the Business) or any of the Business Assets, or, to the knowledge of Parent or Company, any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Company, Parent or the Business).  To the knowledge of Parent or Company, there is no reasonable basis for any Person to assert a claim against Company or any member of the Parent Group (with respect to the Business) based upon Parent and Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. Neither Company nor any member of the Parent Group (with respect to the Business) has any Legal Proceeding pending against any other Person.

2.7           Compliance with Laws; Governmental Permits.

(a)           Company and each member of the Parent Group, as applicable, has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business Assets.  No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by Company or any member of the Parent Group (with respect to the Business) of, or a failure on the part of Company or any member of the Parent Group (with respect to the Business) to comply with, any Legal Requirement.  Neither Company nor any member of the Parent Group (with respect to the Business), nor any director, manager officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with Company or the Business), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b)           Each of Company and each member of the Parent Group (with respect to the Business) has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any  member of the Parent Group (with respect to the Business) currently operates or holds any interest in any of the Business Assets or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Business Authorizations”), and all of the Business Authorizations are in full force and effect.  Neither Company nor any member of the Parent Group (with respect to the Business) has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of Legal Requirements or any Business Authorization or any failure to comply with any term or requirement of any Business Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Authorization.  None of the Business Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.8           Title to, Condition and Sufficiency of Assets.

(a)           Company has good and valid title to all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) Liens securing Indebtedness that are reflected on the Company Balance Sheet, and (iv) those that have otherwise arisen in the ordinary course which do not detract from the value of the property subject thereto or impair the operations of Company or the Business.  The plant, property and equipment of Company that are used in the operations of the Business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  Company has adequate rights of ingress and egress into any real property used in the operation of the Business.

(b)           Company does not own any real property, nor has Company ever owned any real property.  Section 2.8(b) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from Company or otherwise used or occupied by Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder.  Company has made available to Acquiror true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”).  All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms.  There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Company or any member of the Parent Group, or to the knowledge of Parent or Company, any other party thereto.  Company and other members of the Parent Group currently occupy all of the Leased Real Property for the operation of their businesses, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(c)           All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Business as presently conducted therein.  Neither the operation of Parent or Company on the Leased Real Property nor, to the knowledge of Parent or Company, such Leased Real Property, materially violates any Legal Requirement relating to such property or operations thereon.  Except as set forth in Section 2.8(c) of the Company Disclosure Letter, Company could not be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement.  Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.  Company is not a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.  Company does not owe any brokerage commissions or finder’s fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(d)           The assets of Company, including the services and benefits to be provided to Acquiror under the Transition Services Agreement and the services and benefits related to those Business Assets listed on Schedule 2.8(d), which such Business Assets themselves will not be transferred to Acquiror pursuant to this Agreement (the “Excluded Business Assets”) (i) constitute all of the assets that are necessary for Acquiror or the Surviving Entity to conduct, operate and continue the Business as currently conducted by Company and (ii) constitute all of the material assets that are related to or otherwise used in the Business, in each case, other than with respect to Company Intellectual Property.

2.9           Intellectual Property.

(a)           As used in this Agreement, the following terms shall have the meanings indicated below:

(i)           “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii)           “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii)           “Intellectual Property” means (a) Intellectual Property Rights; and (b) Proprietary Information and Technology.

(iv)           “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by Company.

(v)           “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Intellectual Property owned by a third party (“Third Party Intellectual Property”) that is licensed by Company.

(vi)           “Company Intellectual Property Agreements” means any Contract to which Company is a party or is otherwise bound and (A) pursuant to which Company has granted any rights with respect to any Company Intellectual Property or licensed any Third Party Intellectual Property, or (B) that otherwise restricts Company’s use or enforcement of any Company Intellectual Property.

(vii)           “Company Registered Intellectual Property” means all United States, international and foreign:  (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company.

(viii)           “Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to Company or any member of the Parent Group a limited right to use a third party’s confidential information entered into by Company in the ordinary course of its business (each a “Standard NDA”), and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products that have an individual acquisition cost of $10,000 (and $25,000 in the aggregate) or less.

(ix)           “Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use the confidential information of Company or any member of the Parent Group (excluding Company Source Code) to evaluate or pursue a business relationship with Company only entered into by Company in the ordinary course of its business, and (ii) non-exclusive object code licenses of Company Products granted by Company in the ordinary course of its business to its end user customers pursuant to the Company’s standard terms of use (copies of which have been provided to Acquiror).

(x)           “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Company and the Business.

(xi)           “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property.

(b)           Company exclusively owns or has the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business.  The Company Intellectual Property is sufficient for the operation of the Business, as such Business is conducted as of the date of this Agreement.  Neither Company nor any member of the Parent Group (with respect to the Business) has any new products or services currently under development; however, Company has started conceptual design and product roadmapping of (1) the next iteration of its Car Town franchise, Car Town Rivals, which it anticipates will be developed for mobile, and (2) a Racing Rivals Off Road game (such design concepts in the form existing as of the date of this Agreement, the “Product Concepts”).  To the knowledge of Parent and Company, Company has all Intellectual Property Rights necessary to use the “Car Town Rivals” and “Racing Rivals Off-Road” brands and or titles.  Notwithstanding anything to the contrary in this Agreement, in no case is Company or Parent making any representations or warranties as to the future design, development, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, distribution, provision and/or use, or with respect to any Intellectual Property Rights in any future aspect of, any Product Concept occurring after of the date of this Agreement or not existing as of the date of this Agreement.

(c)           Neither Company nor any member of the Parent Group has permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which Company has submitted an application to or obtained a registration from a Governmental Entity, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d)           Company owns and has good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and Standard Outbound IP Agreements).  After the Closing, all Company Owned Intellectual Property will be fully transferable, alienable, or licensable by the Surviving Entity without restriction and without payment of any kind to any third party; provided, however, that the foregoing representation and warranty shall not apply to any restrictions or payment obligations caused solely by and through the actions of the Acquiror before, at, or after the Closing or of Sub I or Sub II after the Closing.

(e)           Schedule 2.9(e)(i) of the Company Disclosure Letter lists all Company Products by name and version number.  Schedule 2.9(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed to Company and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled.

(f)           Schedule 2.9(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property as of the Agreement Date including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that as of the Agreement Date are required to be taken by Company within 120 days with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions to which Company is a party and, to the Company’s knowledge, any ex parte proceedings before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property.

(g)           Each item of Company Registered Intellectual Property is valid (to the Company’s knowledge) and subsisting (or in the case of applications, applied for); provided, that in the case of Company Registered Intellectual Property that consists of domain names, “valid” and “subsisting” shall mean that all domain registration fees for such domain names due as of the date of this Agreement have been paid in full.  All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording Company’s ownership interests therein.  Without limiting the foregoing, Company and the members of the Parent Group (so far as related to the Business) have complied with the duty of candor and disclosure to the United States Patent and Trademark Office (“PTO”) and any relevant foreign patent office with respect to all patent applications filed by or on behalf of Company or any member of the Parent Group (so far as related to the Business) (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications.  Neither Parent nor Company is aware of any information (i) material to a determination of patentability regarding the Patent Applications not called to the attention of the PTO, (ii) not called to the attention of the PTO that would preclude the grant of a patent for the Patent Applications, or (iii) that would preclude Company from having clear title to the Patent Applications and to the patents which have issued or which may issue therefrom.  To the knowledge of Company and Parent, all printed publications and patent references material to the patentability of the inventions claimed in the Patent Applications have been disclosed to those patent offices so requiring.

(h)           With respect to the Company Intellectual Property Agreements:

(i)           Company is not (nor shall the execution and delivery or effectiveness of this Agreement or the performance of Company’s or Parent’s obligations under this Agreement cause it to be), in material breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not cause the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii)           Following the Closing, the Surviving Entity (as wholly-owned by Acquiror) will be permitted to exercise all of Company’s rights under the Company Intellectual Property Agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay; provided, however, that the foregoing representation and warranty shall not apply to any restrictions or payment obligations created solely by and through the actions of the Acquiror before, at, or after the Closing or of Sub I or Sub II after the Closing.

(iii)           None of the Company Intellectual Property Agreements grant any third party exclusive rights to or under any Company-Owned Intellectual Property.

(iv)           None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property.

(v)           There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by Company or any member of the Parent Group thereunder.

(vi)           No Company Intellectual Property Agreement requires Company or a member of the Parent Group to include any Third Party Intellectual Property in any Company Product or any Product Concept, obtain any Person’s approval of any Company Product or Product Concept at any stage of development, licensing, distribution or sale of such Company Product or Product Concept.

(vii)           Company has obtained valid, written, licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by Company with any of the Company Products.

(i)           Neither this Agreement, the transactions contemplated by this Agreement, or the assignment to Acquiror and/or the Surviving Entity by operation of law or otherwise of any Contracts to which Company or any member of the Parent Group (so far as related to the Business) is a party, will cause Acquiror or any of its Affiliates to be required to do any of the following in connection with the Business: (i) Acquiror or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquiror or any of its Affiliates, (ii) Acquiror or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquiror or the Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j)           There are no royalties, honoraria, fees or other payments payable by Company or any member of the Parent Group to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned Intellectual Property by Company, nor are there any Company Intellectual Property Agreements that require any of the foregoing with respect to the Product Concepts.

(k)           To the knowledge of Parent and Company, as of the date of this Agreement, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.  Neither Company nor any member of the Parent Group has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(l)           Neither Company nor any member of the Parent Group has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of Parent or Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of Company or any member of the Parent Group to exercise any Intellectual Property Right.  Neither Company nor any member of the Parent Group has received any written communication that contains an unsolicited offer to license any patents or grant any other rights or immunities under any patents of a third party.

(m)         Company and the members of the Parent Group are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party.  In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) Company’s or any member of the Parent Group’s use of any product, device or process used in the Business has not infringed, misappropriated, or violated, does not infringe, misappropriate, or violate the Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which the Business has been conducted and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.  No Company Product or information or material published or distributed by Company or any member of the Parent Group or public statement of Company or any member of the Parent Group constitutes obscene material, a defamatory statement or material false advertising.

(n)          No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by Company or any member of the Parent Group, or which is likely to adversely affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(o)          Neither Company nor any member of the Parent Group has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(p)          Each of Company and each member of the Parent Group has secured from all of their respective consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for Company or any member of the Parent Group (with respect to the Business) (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property Rights in such contribution and has obtained a waiver from each such Author of any such non-assignable rights.  No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author for Company or any member of the Parent Group.  Without limiting the foregoing, Company or a member of the Parent Group has obtained written and enforceable agreements containing Intellectual Property Rights assignments from all current and former Authors.

(q)          All rights in, to and under all Intellectual Property used in any Company Products, Product Concepts or in the operation of the Business that was created or obtained by Company’s founders for or on behalf of or in contemplation of Company (A) prior to the inception of Company or (B) prior to their commencement of employment with Company have been duly and validly assigned to Company, and Company has no reason to believe that any such Person is unwilling to provide Company, the Surviving Entity or Acquiror with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto without payment of any new or additional consideration therefor.

(r)           To the knowledge of Parent and Company, as of the date of this Agreement, no current or former employee, consultant or independent contractor of Company or any member of the Parent Group:  (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, or non-disclosure, or any other similar Contract with any other party, by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any member of the Parent Group (with respect to the Business) or using trade secrets or proprietary information of others on behalf of Company or any member of the Parent Group without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company or any member of the Parent Group (with respect to the Business) that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(s)           The employment of any employee of Company or any member of the Parent Group (with respect to the Business) or the use by Company or any member of the Parent Group (with respect to the Business) of the services of any consultant or independent contractor (as such services were used by Company or any member of the Parent Group on or prior to the Agreement Date) does not subject Company or any member of the Parent Group to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company or any member of the Parent Group, whether such Liability is based on contractual or other legal obligations to such third party.

(t)           Company and each member of the Parent Group (with respect to the Business) has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Company and the Business or provided by any third party to Company or any member of the Parent Group (with respect to the Business) (“Confidential Information”).  Company has a policy (and has taken commercially reasonable steps to implement such policy) whereby all current and former employees and contractors of Company and any member of the Parent Group (with respect to the Business) and any third party having access to Confidential Information are to execute and deliver to Company or such member of the Parent Group a written, legally binding agreement regarding the protection of such Confidential Information.

(u)          Schedule 2.9(u) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by Company or any member of the Parent Group (with respect to the Business) in any  Company Product (or for the development of any Company Product), and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; and (iv) whether or not the item was modified by Company or any member of the Parent Group.  Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(v)          Neither Company nor any member of the Parent Group has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for Company or such member of the Parent Group with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(w)          The software included in the Company Products or software used in the provision of any Company Product  does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.

(x)           Schedule 2.9(x) of the Company Disclosure Letter lists all material bugs, errors, and defects in the Company Products that both (i) are known to Company as of the Agreement Date; and (ii) have not been resolved as of the Agreement Date.  Subject to the foregoing, all Company Products sold, licensed, leased or delivered by Company to customers and all services provided by or through Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), excluding product nonconformities of a scope and magnitude that are reasonably remediable in the course of Company’s performance of support and maintenance services ordinarily provided by Company for such products at an immaterial cost to Company.

(y)           No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned Intellectual Property in such a manner that would cause such Governmental Entity, university, college, other educational institution or research center to have any claim or right in or to any Company-Owned Intellectual Property. No current or former employee, and to Company’s knowledge no consultant or independent contractor of Company, or any member of the Parent Group, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or any member of the Parent Group.

(z)           Neither Company, any member of the Parent Group, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis from the premises of Company or any member of the Parent Group).

(aa)           No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure, delivery or license by Company or any member of the Parent Group or any Person then acting on their behalf to any Person of any Company Source Code.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will require release from escrow or other delivery to a third party of any Company Source Code.  Notwithstanding the foregoing, the foregoing representation and warranty shall not apply to any obligations entered into by the Acquiror before, at, or after the Closing, or by Sub I or Sub II after the Closing.

(bb)          Neither Company nor any member of the Parent Group (with respect to the Business) is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate Company or any member of the Parent Group to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property. In addition, if any Company-Owned Intellectual Property were acquired from a Person other than an employee of or contractor to Company or any member of the Parent Group, then to the knowledge of Parent and Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. Neither Company nor any member of the Parent Group has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(cc)          [Reserved]

(dd)         Privacy and Personal Data.

(i)           Company’s and each member of the Parent Group’s data, privacy and security practices materially conform, and at all times have conformed, to all of the applicable Company Privacy Commitments (defined below), Privacy Laws and Company Data Agreements.  Company and each member of the Parent Group (with respect to the Business) have at all times: (i) provided adequate notice and obtained any necessary consents from data subjects required for the Processing of Personal Data as conducted by or for Company or the Business and (ii) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations, along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the transfer to Acquiror of all of the Company Databases, Company Data and other information relating to Company’s or any member of the Parent Group’s customers will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products.  Copies of all current and prior Company Privacy Policies have been made available to Purchaser and such copies are true, correct and complete.

(ii)           Company and the members of the Parent Group (with respect to the Business) have established and maintain appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under applicable Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by Company and the Parent Group and their data processors. Company and the members of the Parent Group and their data processors have taken commercially reasonable steps to ensure the reliability of its employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.

(iii)           To the knowledge of Company and Parent as of the date of this Agreement, no breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data.  No circumstance has arisen in which: (i) applicable Privacy Laws would require Company or any member of the Parent Group (with respect to the Business) to notify a Governmental Entity of a data security breach or security incident or (ii) applicable guidance or codes of practice expressly promulgated under Privacy Laws would recommend Company or any member of the Parent Group (with respect to the Business) to notify a Governmental Entity of a data security breach.

(iv)           Company and the members of the Parent Group have not received or experienced, and there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including a data subject): (A) alleging or confirming non-compliance with a relevant requirement of  Privacy Laws or Company Privacy Commitments, (B) requiring or requesting Company or the members of the Parent Group (with respect to the Business) to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, Company or the members of the Parent Group (with respect to the Business) or (D) claiming compensation from Company or the members of the Parent Group (with respect to the Business).  Company and the members of the Parent Group (with respect to the Business) have not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.

(v)           Schedule 2.9(dd)(v) of the Company Disclosure Letter contains the complete list of notifications and registrations made by Company and each member of the Parent Group (with respect to the Business) under Privacy Laws with relevant Governmental Entities in connection with Company’s and each member of the Parent Group’s (with respect to the Business) Processing of Personal Data (including Company’s and member of the Parent Group’s (with respect to the Business) certification under the U.S.-EU/Switzerland Safe Harbor) . Such notifications and registrations are valid, accurate, complete and fully paid up and the consummation of the Mergers will not invalidate such notification or registration or require such notification or registration to be amended.  Other than the notifications and registrations set forth on Schedule 2.9(dd)(v) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Company or any member of the Parent Group (with respect to the Business).

(vi)           Where Company and any member of the Parent Group (with respect to the Business) use a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for Company’s and each member of the Parent Group’s compliance with applicable Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between Company or such member of the Parent Group and each such data processor that complies with the requirements of all applicable Privacy Laws and Company Privacy Commitments.  Company and the members of the Parent Group have made available to Acquiror true, correct and complete copies of all such Contracts.  To the knowledge of Company and Parent as of the date of this Agreement, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or the members of the Parent Group.

(vii)           Company and the members of the Parent Group (with respect to the Business) have not transferred Personal Data originating in the European Economic Area outside the European Economic Area, except where such transfers have complied with the requirements of applicable Privacy Laws and Company Privacy Commitments, including Company’s or such member of the Parent Group’s certification under the U.S.-EU/Switzerland Safe Harbor.

(viii)           Schedule 2.9(dd)(viii) of the Company Disclosure Letter identifies and describes, as of the date of this Agreement, each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for Company and any member of the Parent Group (with respect to the Business) at any time (the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database. Company and the members of the Parent Group (with respect to the Business) have valid and subsisting contractual rights to Process or to have Processed all third-party-owned data howsoever obtained or collected by or for Company in the manner that it is currently Processed by or for Company and each member of the Parent Group (with respect to the Business) (all such data, “Company-Licensed Data”).  Company and each member of the Parent Group have all rights, and all permissions or authorizations required under applicable Privacy Laws and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted.  Company and each member of the Parent Group (with respect to the Business) have been and are in compliance with all Contracts pursuant to which Company and such member of the Parent Group Processes or have Processed Company-Licensed Data, and the consummation of the Mergers will not conflict with, or result in any violation or breach of, or default under, any such Contract.  Schedule 2.10(dd)(viii) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which Company and the members of the Parent Group (with respect to the Business) are a party or are bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquiror).

(ix)           Company and the members of the Parent Group (with respect to the Business) are a licensee of or the owner of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data or (ii) Company and the members of the Parent Group (with respect to the Business) purport to own (collectively, “Company-Owned Data”).  Company and the members of the Parent Group (with respect to the Business) have the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person.  Other than as set forth on Schedule 2.9(dd)(ix) of the Company Disclosure Letter, Company and the members of the Parent Group (with respect to the Business) have not entered into any Contract restricting Company’s use or Processing of any Company-Owned Data, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquiror).

(x)           Company and the members of the Parent Group (with respect to the Business) do not knowingly Process the Personal Data of any natural Person under the age of 13.

(xi)           Company and each member of the Parent Group (with respect to the Business)  has implemented and maintains a comprehensive security plan which is designed to do the following: (i) identify internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implement, monitor and improve adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintain notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information.  To the knowledge of Company and Parent as of the date of this Agreement, neither Company nor any member of the Parent Group (with respect to the Business) has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in Company’s or such member of the Parent Group’s possession, custody or control.

(ee)           Schedule 2.9(ee) of the Company Disclosure Letter contains a complete list of all software development tools used by Company or any of the members of the Parent Group in the Business (the “Development Tools”).  Company or any member of the Parent Group has sufficient right, title and interest in and to the Development Tools for the conduct of the Business as currently conducted.

2.10          Environmental Matters.  To the knowledge of Parent and Company, neither Company nor any member of the Parent Group (but solely as related to the Business) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect on Company or the Business, individually or in the aggregate; and there is no pending or, to the knowledge of Parent or Company, investigation threatened in writing that might lead to such a claim.

2.11           Taxes.

(a)           Company has properly completed and timely filed all income and other material Tax Returns  (“Company Tax Returns”) required to be filed by it, and has timely paid all Taxes owed by it(whether or not shown on any Tax Return).  All Company Tax Returns were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements.  Parent and Company have delivered to Acquiror correct and complete copies of all income and other material Company Tax Returns, examination reports, and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Company.

(b)           The Company Balance Sheet reflects all Liabilities for unpaid Taxes of Company for periods (or portions of periods) through the Company Balance Sheet Date. Company  has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.  Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that are not included in the calculation of Company Net Working Capital.

(c)           There is (i) no written claim for Taxes being asserted against Company  that has resulted in a Lien against the property of Company or the Business Assets other than Liens for Taxes not yet due and payable, (ii) no audit or, to the Company’s knowledge, pending audit of, or Tax controversy associated with, any Company Tax Return being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.  Company has never received any written claim from any Governmental Entity in a jurisdiction where Company does not file Company Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(d)           Company has never been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Mergers.

(e)           Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes, nor does Company have any Liability or potential Liability to another party under any such agreement.

(f)           Company has disclosed on its Company Tax Returns any Tax reporting position taken in any Company Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g)           Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.   Company has not participated in, nor is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h)           Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise by operation of law.

(i)           Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(j)           Company  has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(k)           Company  has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(l)           Company is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(m)           Company is not subject to income Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or any other place of business in such jurisdiction.

(n)           Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(o)           Company has provided to Acquiror all documentation relating to any applicable Tax holidays or incentives.  Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.

(p)           Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)           Company  has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(r)           Company has complied (and until the Closing will comply) in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(s)           There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Company or any ERISA Affiliate (as defined below) to which Company is a party or by which Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).  Schedule 2.11(s) of the Company Disclosure Letter lists each Person who the Company reasonably believe is, with respect to Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date (but disregarding the effect of compensation received under the Offer Letters).

(t)           Schedule 2.11(t) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Company is a party.  Each such nonqualified deferred compensation plan to which Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(u)           The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and Company has not incurred or will not incur any liability or obligation to either withhold or report taxes under Section 409A of the Code upon the vesting or cancellation of any Company Options. All Company Options are options to purchase Company Common Stock, which constitutes “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(v)           For the avoidance of doubt and notwithstanding any other provision of this Agreement, Company makes no representation or warranty regarding the amount, availability or use of any Tax attributes (including net operating losses, Tax credits, and Tax bases) of Company after the Closing Date.

2.12           Employee Benefit Plans and Employee Matters.

(a)           Schedule 2.12(a) of the Company Disclosure Letter lists, with respect to Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company or any ERISA Affiliate remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of Company or any ERISA Affiliate (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).  Any Company Employee Plan that is not a Parent Employee Plan is referred to in this Agreement as a “Company Sponsored Employee Plan.”

(b)           Company has furnished to Acquiror’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror’s counsel correct and complete copies of the Form 5500 reports filed by Parent for the last three plan years.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  Company has also provided to Acquiror’s counsel a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Parent Employee Plan, and to the knowledge of Company and Parent, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  Company has also provided to Acquiror’s counsel all registration statements and prospectuses prepared in connection with each Company Employee Plan.  All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.  Company does not sponsor a Company Employee Plan intended to be qualified under Section 401(a) of the Code or a Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA.

(c)           None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law.  There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  Neither Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and the Business after the Company Balance Sheet Date).  In addition, with respect to each Parent Employee Plan intended to include a Code Section 401(k) arrangement, Parent has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Entity (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Parent Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan.  No Legal Proceeding has been brought, or to the knowledge of Company or Parent, is threatened, against or with respect to any Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.  Other than claims by employees for benefits received in the ordinary course under the Company Employee Plans, there are no Liabilities, by or on behalf of any of the employees or any beneficiary of such individuals, pending or, to the knowledge of Company or Parent, threatened against Company or any member of the Parent Group with respect to the Company Employee Plans.

(d)           With respect to each Company Sponsored Employee Plan, Company has complied, and with respect to each Parent Employee Plan, Parent has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e)           There has been no amendment to, written interpretation or announcement (whether or not written) by Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.  There has been no plan or commitment, whether legally binding or not, to create any additional Company Sponsored Employee Plans or to change or terminate any existing Company Sponsored Employee Plans.

(f)           Neither Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g)           Neither Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h)           Company does not, nor has it ever, contributed to, sponsored or maintained any compensation and benefit plan under the law or applicable custom or rule of a jurisdiction outside of the United States.

(i)           Schedule 2.12(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of Company who is not fully available to perform work because of disability or other leave (excluding vacation).

(j)           None of the execution and delivery of this Agreement, the consummation of the Mergers or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Company to any Person.

(k)           Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.  Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against Company under any workers compensation plan or policy or for long term disability.  Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.  There are no controversies pending or, to the knowledge of Company or Parent, threatened, between Company and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding.

(l)           Schedule 2.12(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which Company is a party or by which it is bound.  Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.12(l) of the Company Disclosure Letter.  Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Company and Company has no duty to bargain with any labor organization.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Company.  Neither Company nor Parent has knowledge of any activities or proceedings of any labor union or to organize Company’s employees.  There is no labor dispute, strike or work stoppage against Company pending or, to the knowledge of Company or Parent, threatened which may interfere with the  business activities of Company.  To the knowledge of Company and Parent, no representatives or employees of Company, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Company or Parent, threatened.  No employee of Company or any member of the Parent Group (with respect to the Business) has been dismissed in the last 12 month period.

(m)           To the knowledge of Company and Parent, no employee of Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.  Except as set forth on Schedule 2.12(m) of the Company Disclosure Letter, no employee of Company has given notice to Company, nor does Company or Parent otherwise have knowledge, that any such employee intends to terminate his or her employment with Company.  The employment of each of the employees of Company is “at will” (except for non-U.S. employees of Company located in a jurisdiction that does not recognize the “at will” employment concept) and Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.12(m) of the Company Disclosure Letter.  As of the date hereof, Company has not, and to the knowledge of Company or Parent, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Company of any terms or conditions of employment with Acquiror following the Effective Time.

(n)           Schedule 2.12(n) of the Company Disclosure Letter sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of Company, as of the date hereof, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.  Company has provided to Acquiror the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth and whether the employee was recruited from a previous employer.

(o)           Company has provided to Acquiror a true, correct and complete list of all of its consultants, advisory board members and independent contractors engaged by Company as of the date hereof.

(p)           Company has provided to Acquiror’s counsel correct and complete copies of each of the following: all offer letters with current employees; all employment agreements with current employees; all severance agreements under which Company or any successor could be obligated to pay any severance; all services agreements with current and former contractors, consultants and/or advisory board members; all confidentiality, non-competition or inventions agreements between current and former employees/consultants and Company (and a true, correct and complete list of employees, consultants, officers, directors, contractors and advisory board members not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of Company; summary of Liability for termination payments to current and former directors, officers and employees of Company; and a schedule of bonus commitments made to employees of Company.

(q)           There are no written performance improvement plans or disciplinary actions contemplated or pending against any of Company’s current employees.

(r)           Company and each member of the Parent Group (with respect to the Business) is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.  In the past two years, (i) neither Company nor Parent has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or Parent; and (iii) neither Company nor Parent been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  Neither Company nor any member of the Parent Group has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

2.13           Interested Party Transactions.  None of the officers and directors of  Parent or Company and, to the knowledge of Parent and Company, none of the officers, employees, members or stockholders of Parent or Company, nor any immediate family member of an officer, director, manager, employee, member or stockholder of Parent or Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, manager, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Company or any member of the Parent Group (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded).  None of said officers, directors, managers, employees, members or stockholders or any member of their immediate families, is a party to, or to the knowledge of Parent or Company, otherwise directly or indirectly interested in, any Contract to which Company or any member of the Parent Group is a party or by which Company or any member of the Parent Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director, manager or employee thereof.  To the knowledge of Parent and Company, none of said officers, directors, managers, employees, members, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of stockholders or members under applicable Legal Requirements.

2.14           Insurance.  Company, or Parent on behalf of Company, maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well all material claims made under such policies and bonds since inception.  Company has provided to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Company.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and Company is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and neither Company nor Parent has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15           Books and Records.  Parent and Company have provided to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Operating Agreement, Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of Parent and Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of Company, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to Company and the Business, or any securities of Company, and all applications for such permits, orders and consents.  The minute books of Company provided to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company through the date of this Agreement.  The books, records and accounts of Company accurately reflect Company’s assets and liabilities in all material respects and accurately and fairly reflect the basis for the Financial Statements.

2.16           Material Contracts.

(a)           Except for this Agreement and the Contracts specifically identified in Schedule 2.16 of the Company Disclosure Letter, neither Company nor any member of the Parent Group (solely as related to the Business) is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i)           any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii)          any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets in excess of $25,000, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts otherwise listed in Schedule 2.16(a)(ix) or (x) of the Company Disclosure Letter;

(iii)         any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv)         any Contract providing for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(v)          any Contract limiting the freedom of Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vi)         any Contract pursuant to which Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(vii)        any Contract (A) with any of its officers, directors, managers, employees, members or stockholders or any member of their immediate families (other than Contracts listed in Schedule 2.16(a)(xv) and Contracts for the grant of Company Options) or (B) with any Person with whom Company does not deal at arm’s length;

(viii)       any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person granted by Company, other than Intellectual Property Rights and other indemnities granted by Company under Standard Inbound IP Agreements and Standard Outbound IP Agreements;

(ix)          other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which Company or any member of the Parent Group (solely with respect to the Business) has agreed to any restriction on the right of Company or any member of the Parent Group to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which Company or any member of the Parent Group agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x)           other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which Company acquired or is granted any rights to Third Party Intellectual Property or pursuant to which Company is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi)          any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for Company or any member of the Parent Group (solely with respect to the Business), other than employee invention assignment agreements and consulting agreements with Authors on Company’s standard form of agreement, copies of which have been provided to Acquiror’s counsel;

(xii)         any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company Intellectual Property, other than rights granted to customers of Company or any member of the Parent Group to install or make a reasonable number of backup copies of Company Products to support their licensed use of Company Products;

(xiii)        any Contract with a Significant Supplier;

(xiv)        (a) any joint venture Contract, (b), any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (c) any Contract that involves the payment of royalties to any other Person;

(xv)         any Contract for the employment of any director, officer, employee or consultant of Company or any other type of Contract with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Mergers, any transaction contemplated by this Agreement, or any subsequent condition or event related to any transaction contemplated by this Agreement, or on account of any Contract that is entered into in connection with this Agreement;

(xvi)        any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights, if any, disclosed on Schedule 2.2(a) of the Company Disclosure Letter;

(xvii)       any Contract under which Company provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party, providing for payment to Company, in each case, in excess of $10,000;

(xviii)      any Contract with any labor union or any collective bargaining agreement or similar contract with any employees;

(xix)         any Contract with any investment banker, broker, advisor or similar party retained by Parent or Company, in connection with this Agreement and the transactions contemplated hereby;

(xx)          any Contract pursuant to which Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xxi)         any Contract with any Governmental Entity, any Business Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xxii)        any settlement agreement; or

(xxiii)       any other Contract or obligation not listed in clauses (i) through (xxii) that individually had or has a value or payment obligation in excess of $50,000 over the life of the Contract or is otherwise material to Company, the Business or the Business Assets.

(b)           All Material Contracts are in written form.  Company or the applicable member of the Parent Group has performed in all material respects all of the obligations required to be performed by it and Company or the applicable member of the Parent Group is entitled to all benefits under any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  Other than as disclosed on Section 2.3(b) of the Company Disclosure Letter, there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or any member of the Parent Group or to the knowledge of each of Parent and Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Company or any applicable member of the Parent Group under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  Neither Company nor Parent has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  Neither Company nor any applicable member of the Parent Group has any Liability for renegotiation of Government Contracts.  Correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Agreement Date.

(c)           All Contracts pursuant to which any Person has the right to purchase, license, market, distribute or resell any Company Product can be terminated or not renewed by Company or a member of the Parent Group in accordance with their terms, without any liability to Company or such member of the Parent Group, including but not limited to any liability for termination damages.

2.17         Export Control Laws.

Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing:

(a)           Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)           Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)           there are no pending or, to the knowledge of Parent or Company, threatened claims against Company with respect to such export licenses or other approvals;

(d)           there are no actions, conditions or circumstances pertaining to export transactions of Company that would reasonably be expected to give rise to any future claims; and

(e)           no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.18         Customers and Suppliers.

(a)           Company has no outstanding material disputes with any “app store” or similar distribution platform (or revenue source), and neither Company nor Parent has knowledge of any material dissatisfaction on the part of any “app store” or similar distribution platform (or revenue source).  Neither Company nor Parent has received any information from any “app store” or similar distribution platform (or revenue source) that such “app store” or similar distribution platform (or revenue source) shall not continue as a distribution platform of Company (or Acquiror or the Surviving Entity) after the Closing or that such “app store” or similar distribution platform (or revenue source) intends to terminate or materially modify existing Contracts with Company.  Company’s level and types of complaints from end-user customers are substantially consistent with industry norms.

(b)           Company has no outstanding material dispute concerning products and/or services provided by any supplier who, for the year ended December 31, 2013 or the six months ended June 30, 2014, was one of the 10 largest suppliers of products and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”), and neither Company nor Parent has knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier is listed on Schedule 2.18(b) of the Company Disclosure Letter.  To the knowledge of Company and Parent, Company has not received any notice from any Significant Supplier that such supplier shall not continue as a supplier to Company after the Closing or that such supplier intends to terminate or materially modify existing Contracts with Company (or the Surviving Entity or Acquiror).  Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and neither Company nor Parent has knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.19         Accounts Receivable and Payable.

(a)           The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof.  Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Company’s past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables.  The accounts receivable of Company arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof.  None of the accounts receivable of Company is subject to any asserted claim of offset, recoupment, setoff or counter-claim, and Parent and Company have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  None of the accounts receivable of Company is contingent upon the performance by Company of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable which would result in a reduction to the stated amount of such accounts receivable. Company has provided to Acquiror or its counsel an accurate aging of Company’s accounts receivable in the aggregate and by customer, which indicates the amounts of allowances for doubtful accounts, warranty returns, accounts receivable of Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(b)           All accounts payable and notes payable of Company and any member of the Parent Group (so far as related to Company or the Business) arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment.  Since December 31, 2013, Company and any member of the Parent Group (so far as related to Company or the Business) has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

2.20         Transaction Fees.  Neither Parent nor Company (nor any of their respective Affiliates) is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Mergers or any other transaction contemplated by this Agreement.

2.21         Anti-Bribery Compliance.  None of Company or any predecessor, or to the knowledge of Parent or Company, any employee, Company Representative or other Person associated with or acting on behalf of Company or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment.

2.22         Representations Complete.  None of the representations or warranties made by Parent or Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by Parent or Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.23         Information Statement.  The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders.

ARTICLE 3
Representations and Warranties of Acquiror and the Merger Subs

Acquiror, Sub I and Sub II represent and warrant to Parent and Company as follows:

3.1           Organization and Standing.

(a)           Acquiror is a corporation duly incorporated and in good standing under the laws of its jurisdiction of organization.  Acquiror has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business.  Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.  Acquiror is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws, Operating Agreement or equivalent organizational or governing documents.

(b)           Sub I is a corporation duly incorporated and in good standing under the laws of the State of Delaware.  Sub II (a) is a limited liability company duly formed, existing and in good standing under the laws of Delaware and (b) is a disregarded entity for federal income Tax purposes.  Acquiror owns beneficially and of record all outstanding capital stock of Sub I and all outstanding membership interests of Sub II, in each case free and clear of any Liens, and no other person holds any capital stock of Sub I or interests of Sub II nor has any rights to acquire any interest in Sub I or Sub II.  Each of Sub I and Sub II was formed solely for the purposes contemplated by this Agreement and has no operations or liabilities

3.2           Authority; Noncontravention.

(a)           Each of Acquiror, Sub I and Sub II has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Sub I and Sub II.  This Agreement has been duly executed and delivered by each of Acquiror, Sub I and Sub II and constitutes the valid and binding obligation of Acquiror, Sub I and Sub II enforceable against Acquiror, Sub I and Sub II, respectively, in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  Each of Acquiror’s and Sub I’s Board of Directors and Sub II’s sole member, by resolutions or action by unanimous written consent duly adopted (and not thereafter modified or rescinded) by the vote of Acquiror’s and Sub I’s Board of Directors and Sub II’s sole member, respectively, has approved and adopted this Agreement and approved the Mergers and determined that this Agreement and the terms and conditions of the Mergers and this Agreement are advisable and in the best interests of Acquiror, Sub I and Sub II and their respective stockholders or members.  The adoption of this Agreement, approval of the Mergers, and issuance of the Shares to the Company Stockholders pursuant to the Mergers does not require the vote or approval of the holders of Acquiror Common Stock.

(b)           The execution and delivery of this Agreement by each of Acquiror, Sub I and Sub II do not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Acquiror, Sub I or Sub II or the Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub I or the Operating Agreement of Sub II, in each case as amended to date or any Legal Requirements applicable to Acquiror, Sub I or Sub II.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror, Sub I or Sub II in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger, (ii) the filing of the Form 8-K and the Form 8-K Amendment with the SEC, (iii) the filing of the Registration Statement with the SEC and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s, Sub I’s or Sub II’s ability to consummate the Mergers or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3           Cash Resources; Acquiror Common Stock; Capitalization.

(a)           Acquiror has sufficient cash resources to pay the Aggregate Cash Consideration payable pursuant to this Agreement.

(b)           Acquiror has the duly and validly authorized capital stock as set forth in the SEC Filings.  All of the issued and outstanding shares of Acquiror’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable Legal Requirements and all requirements set forth in applicable Contracts.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Acquiror.  Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Acquiror is or may be obligated to issue any equity securities of any kind.  Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Acquiror and any of the securityholders of Acquiror relating to the securities of Acquiror held by them.  Except as described in the SEC Filings and in this Agreement, no Person has the right to require Acquiror to register any securities of Acquiror under the Securities Act, whether on a demand basis or in connection with the registration of securities of Acquiror for its own account or for the account of any other Person.

(c)           The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities law and the Investor Rep Letters.  The issuance of the Shares does not contravene the rules and regulations of The NASDAQ Stock Market.  Based on representations from the Company Stockholders and Parent Members, the Shares will be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act, and Section 25103(h) of the California Corporate Securities Law of 1968 and other applicable state securities laws.

(d)          Except as described in the SEC Filings, Acquiror does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest Acquiror upon the occurrence of certain events.

3.4           Absence of Certain Changes.

Since June 30, 2014, except as identified and described in the SEC Filings, Acquiror has conducted its business in the ordinary course consistent with past practice and there has not been:

(a)          any Effect that, individually or taken together with all other Effects that have occurred prior to the Closing, would reasonably be expected to have a Material Adverse Effect on Acquiror or its subsidiaries, taken as a whole;

(b)          any change in the consolidated assets, liabilities, financial condition or operating results of Acquiror from that reflected in Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, except for changes in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole;

(c)          any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Acquiror, or any redemption or repurchase of any securities of Acquiror;

(d)          any material acquisition of any business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(e)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Acquiror or its subsidiaries;

(f)           any waiver, not in the ordinary course of business, by Acquiror or any of its subsidiaries of a material right or of a material debt owed to it, other than inter-company debt;

(g)          any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Acquiror or its subsidiaries, except in the ordinary course of business consistent with past practice and which is not material to the assets, properties, financial condition, operating results or business of Acquiror;

(h)          any change or amendment to Acquiror’s Certificate of Incorporation or Bylaws;

(i)           the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of Acquiror; or

(j)           the loss of any customer or supplier which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.5           SEC Filings.

(a)           Acquiror has timely filed with or otherwise furnished (as applicable) to the SEC all filings required to be made by it pursuant to the Exchange Act and the Securities Act, including the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b)           As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6           Litigation.  Except as described in the SEC Filings, there are no material pending Legal Proceedings against or affecting Acquiror, its subsidiaries or any of its or their properties; and to Acquiror’s knowledge, no such Legal Proceedings are threatened.

3.7           Financial Statements.  The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Acquiror as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act).  Except as set forth in the financial statements of Acquiror included in the SEC Filings filed prior to the date hereof, neither Acquiror nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

3.8           Compliance with NASDAQ Continued Listing Requirements.  Acquiror is in compliance with applicable continued listing requirements of The NASDAQ Stock Market.  There are no proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror relating to the continued listing of the Acquiror Common Stock on The NASDAQ Global Market and Acquiror has not received any currently pending notice of the delisting of the Acquiror Common Stock from The NASDAQ Global Market.

ARTICLE 4
Conduct Prior to the Effective Time

4.1           Conduct of the Business.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (except to the extent expressly provided otherwise in this Agreement or with express prior written consent of Acquiror):

(a)           Parent and Company shall, and shall cause each member of the Parent Group (as applicable, solely with respect to the Business) to, conduct the Business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in compliance with all applicable Legal Requirements;

(b)           Company shall and Parent shall and shall cause each member of the Parent Group to (as applicable, solely with respect to any Business Asset) (A) other than as set forth in Section 4.2, pay all debts and Taxes of Company and the Business when due, subject to good faith disputes over such debts or Taxes, (B) other than as set forth in Section 4.2, pay or perform other obligations of Company or the Business when due, (C) use reasonable efforts consistent with past practice and policies to collect accounts receivable of Company when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (E) use reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)           Parent or Company shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of the Business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Parent, Company or the Business taken together or cause any of the conditions to closing set forth in ARTICLE 6 not to be satisfied;

(d)           Parent and Company shall, and shall cause each member of the Parent Group to, assure that each of its Contracts related to the Business entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Mergers, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e)           Parent and Company shall maintain each of its leased premises in accordance with the terms of the applicable lease.

4.2           Restrictions on Conduct of the Business.  Without limiting the generality or effect of the provisions of Section 4.1, except as set forth on Schedule 4.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent and Company shall not, and shall cause each member of the Parent Group not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or with express prior written consent of Acquiror):

(a)           Charter Documents.  Cause or permit any amendments to the Certificate of Incorporation or Bylaws of Company;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Company’s capital stock, or split, combine or reclassify any of Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company’s capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company’s capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c)           Material Contracts.  Enter into any Contract that would constitute a Material Contract or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(d)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating Company to issue any such shares or other convertible securities, other than:  (i) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e)           Employees; Consultants; Independent Contractors.  (i) Hire any additional officers or other employees, or any consultants or independent contractors with respect to Company, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of the Persons listed on Schedule 4.2(e), (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor of Company or the Business, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f)           Loans and Investments.  Solely with respect to Company, make any loans or advances (other than routine expense advances to employees of Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness;

(g)          Intellectual Property.  Solely with respect to Company, transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of Parent, Company or any contractor or commercial partner of Company or the Business) (other than providing access to Company Source Code to current employees and consultants of Company or Parent involved in the development of the Company Products on a need to know basis, consistent with past practices);

(h)          Patents.  Solely with respect to Company, take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(i)           Exclusive Rights and Most Favored Party Provisions.  Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Company Products, Company technology or Company Intellectual Property, or containing any non-competition covenants or other restrictions relating to Company, the Business or Acquiror’s business activities;

(j)           Dispositions.  Sell, lease, license or otherwise dispose of any of the properties or assets of Company (or with respect to the Business Assets, any member of the Parent Group (other than the transfer of such assets to Company as contemplated by this Agreement), other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(k)          Indebtedness.  Solely with respect to Company, incur any Indebtedness or guarantee any Indebtedness of a third party;

(l)           Leases.  Solely with respect to Company, enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m)          Payment of Obligations.  Solely with respect to Company, pay, discharge or satisfy (i) any Liability to any Person who is an officer, director, manager, member or stockholder of Parent or Company (other than compensation due for services as an officer, manager or director or a liability that constitutes a Company Debt) or (ii) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n)          Capital Expenditures.  Solely with respect to Company, make any capital expenditures, capital additions or capital improvements;

(o)          Insurance.  Materially change the amount of any insurance coverage of Company;

(p)          Termination or Waiver.  Cancel, release or waive any claims or rights held by Company (or any member of the Parent Group with respect to the Business Assets);

(q)          Employee Benefit Plans; Pay Increases.  Solely to the extent it would affect Company or employees of Company, adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code except to the extent necessary to meet the requirements of such Section, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of employees or consultants of Company;

(r)           Severance Arrangements.  Solely with respect to Company, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(s)           Lawsuits; Settlements.  (i) Commence a lawsuit other than (1) a lawsuit by Parent unrelated to the Business and that would not impair Parent’s ability to perform its obligations under this Agreement or the transactions contemplated hereby, (2) in such cases where Parent and Company determine in good faith that failure to commence suit would result in the material impairment of a valuable aspect of the Business; provided, that Parent and Company consult with Acquiror prior to the filing of such a suit, or (3) for matters arising under or in connection with this Agreement or (ii) solely with respect to Company or the Business Assets or with respect to Parent, solely to the extent that it would not otherwise impair Parent’s ability to perform its obligations under this Agreement, settle or agree to settle any pending or threatened lawsuit or other significant dispute;

(t)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(u)           Taxes.  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, consent or other action would have the effect of increasing the Tax liability of Company for any period ending after the Closing Date or decreasing any Tax attribute of Company existing on the Closing Date;

(v)           Accounting.  Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of the Business Assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with Parent and Company’s independent accountants and after notice to Acquiror;

(w)           Real Property.  Solely with respect to Company, enter into any agreement for the purchase, sale or lease of any real property, other than the Sublease;

(x)           Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of assets or properties of Company or the Business Assets;

(y)           Warranties, Discounts.  Materially change the manner in which Company provides warranties, discounts or credits to customers;

(z)           Interested Party Transactions.  Enter into any Contract in which any officer, director, manager, employee, agent, member or stockholder of Parent or Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.16 of the Company Disclosure Letter; and

(aa)           Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2, or any action which would make any of Parent and Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent Parent or Company from performing or cause Parent or Company not to perform one or more covenants required hereunder to be performed by Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE 5
Additional Agreements

5.1           Stockholder and Member Approval and Board Recommendation.

(a)           Each of Parent and Company shall take all action necessary in accordance with this Agreement, Delaware Law, California Law (as applicable) its Certificate of Incorporation, Bylaws, Operating Agreement or other equivalent organizational or governing documents to secure the Company Stockholder Approval.  Parent’s and Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Parent or Company of any Acquisition Proposal, or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval.  Company shall exercise best efforts to promptly obtain an executed Company Stockholder Consent from all of the Company Stockholders.  Promptly upon receipt of the executed Company Stockholder Consent from sufficient Company Stockholders to secure the Company Stockholder Approval, Company shall deliver copies thereof to Acquiror.

(b)           (i) Company’s Board of Directors shall unanimously recommend that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company Stockholders, if any, in connection with this transaction shall include a statement to the effect that the Company Board of Directors has unanimously recommended that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent (such document, the “Information Statement”); and (iii)  Company’s Board of Directors (and any committees thereof) shall not withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement.

5.2           No Solicitation.

(a)           From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 7, neither Parent nor Company will, nor will they authorize or permit any of their respective officers, directors, managers, Affiliates, members, stockholders or employees or any investment banker, attorney or other advisor or representative retained by them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, facilitate, encourage, entertain, discuss, negotiate, accept, initiate, seek, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Parent Members or Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Mergers.  Each of Parent and Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  If any Company Representative takes any action that Parent and Company is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then Parent and Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

“Acquisition Proposal” shall mean, with respect to Parent, Company and the Business, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving:  (A) any acquisition or purchase from Parent, Company, the Parent Members or the Company Stockholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Parent or Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of Parent or Company or any merger, consolidation, business combination or similar transaction involving Parent or Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Company or the Business Assets in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Parent or Company, or any extraordinary dividend, whether of cash or other property; or (D) any other transaction outside of the ordinary course of Parent’s business or the Business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Mergers.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b)           Parent and Company shall immediately (but in any event, within 24 hours) notify Acquiror orally and in writing after receipt by Parent or Company (or, to the knowledge of Parent or Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Parent or Company or for access to any of the properties, books or records of Parent or Company, which by its nature would reasonably be understood to express an interest in considering or could reasonably be expected to result in a potential Acquisition Proposal, by any Person or Persons other than Acquiror.  Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  Parent and Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  Parent and Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of Parent’s Board of Managers or Company’s Board of Directors) of any meeting of Parent’s Board of Managers, Company’s Board of Directors, the Parent Members or the Company Stockholders at which an Acquisition Proposal is reasonably expected to be discussed.

5.3           Confidentiality; Public Disclosure.

(a)           Each party hereto agrees that, it and its representatives shall hold the terms of the Mergers in strict confidence.  At no time shall any party disclose any of the terms of the Mergers (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other party without the prior written consent of the party about which such non-public information relates.  The Stockholders’ Agent acknowledges and agrees that that certain Nondisclosure Agreement, dated as of July 15, 2014, by and between the Stockholders’ Agent and Company, is intended to cover all information related to this Agreement and the Mergers, will survive the Closing, and will be enforceable by Acquiror and the Surviving Entity.  Notwithstanding the foregoing, (i) a party hereto shall be permitted to disclose any and all terms to its financial, tax, and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Legal Requirements and the rules of the Nasdaq Stock Market and (ii) the Stockholders’ Agent shall be permitted to disclose such information to the Company Stockholders and Parent Members in connection with performing its duties hereunder.

(b)           Neither Parent nor Company shall issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with Parent or Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure) and except as reasonably necessary for Parent or Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement or otherwise to comply with the terms of this Agreement.  Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror shall provide Parent with a copy of any proposed press release or other public communication announcing the Mergers, enabling Parent and its counsel a reasonable time to review and comment on such communication prior to its public release, and thereafter Acquiror may make such other public communications regarding this Agreement or the transactions contemplated hereby as Acquiror may determine is reasonably appropriate.  Notwithstanding anything in this Agreement to the contrary, following Closing and the public announcement of the Mergers, the Stockholders’ Agent shall be permitted to publicly announce that it has been engaged to serve as the Stockholders’ Agent in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein.

5.4           Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Mergers and the other transactions contemplated hereby.

5.5           Third Party Consents; Notices.  Parent and Company shall obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Exhibit L-1 hereto (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).  Parent and Company shall terminate prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing, all of the Contracts listed or described on Exhibit L-2 hereto.

5.6           Litigation.  Parent and Company will (i) notify Acquiror in writing promptly after learning of any Legal Proceeding initiated by or against it or any member of the Parent Group (but solely with respect to Company, the Business Assets or the Business), or known by Parent or Company to be threatened against Parent, Company, or any member of the Parent Group (but solely with respect to Company, the Business Assets or the Business) or any of their respective directors, managers, officers, employees, members or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

5.7           Access to Information.

(a)           During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) Parent and Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (solely to the extent in the possession of Parent or Company, as applicable) (A) all of Parent’s, Company’s (and, solely to the extent related to any Business Assets any member of the Parent Group’s) properties, books, Contracts and records and (B) all other information concerning the Business, the Business Assets, and personnel of Parent and Company as Acquiror may reasonably request, and (ii) Parent and Company shall provide to Acquiror and its accountants, counsel and other representatives upon reasonable request by such parties, correct and complete copies of Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which Company has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

(b)           Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, upon request by Acquiror, Parent and Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of Company and the general status of the ongoing operations of Company and the Business.

(c)           No information or knowledge obtained by Acquiror during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.8           Spreadsheet.  Parent and Company shall prepare and deliver to Acquiror, at or prior to the Closing, a Spreadsheet in form reasonably acceptable to Acquiror (the “Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time:  (a) the names of all the Company Stockholders, Company Optionholders, Company Lenders and Parent Members and their respective addresses and email addresses; (b) the number and kind of shares of (i) Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (ii) the number and kind of Parent membership interests held by, or subject to options or warrants held by such Persons, and in the case of outstanding interests, any respective certificate numbers, if applicable and (iii) the respective date(s) of acquisition of such shares and, with respect to shares acquired on or after January 1, 2011, the cost basis of such shares, (c) with respect to each Company Optionholder (i) the vesting status and schedule with respect to Company Options and the Tax status of each such Company Option under Section 422 of the Code, (ii) the number of shares of Company Capital Stock underlying each Company Option held by such Company Optionholder; (iii) the respective grant date(s) and exercise price(s) per share of such Company Options; (d) the Fully-Diluted Company Capital Stock Shares, the Per Share Consideration, the Per Share Unaccredited Stockholder Cash Consideration, the Per Share Accredited Stockholder Cash Consideration and the Per Share Accredited Stockholder Stock Consideration; (e) with respect to each Company Lender, the amount of Company Debt held by such Company Lender; (f) whether payroll Taxes are required to be withheld from the Merger Consideration that each Company Securityholder and Company Lender immediately prior to the Effective Time is entitled to receive pursuant to Section 1.15; (g) the Pro Rata Share of each Company Stockholder and the interest in dollar terms of each Company Stockholder in the Holdback Amount, the Agent Expense Amount, the Tax Refund Holdback Amount, and the Working Capital Holdback Amount, as applicable (expressed as a dollar amount and as a percentage); (h) the aggregate amount of cash to be paid and shares of Acquiror Common Stock to be issued to each Company Stockholder and Company Optionholder at the Closing (determined without taking into account any withholding Taxes); and (i) the amount of shares of Acquiror Common Stock subject to the Holdback with respect to each Company Stockholder.

5.9           Expenses.  Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

5.10           Employees and Contractors.

(a)           Company shall cooperate and work with Acquiror to help Acquiror identify employees of Company to whom Acquiror may elect to offer continued employment with the Surviving Entity or Acquiror, which, subject to its commercially reasonable discretion, as of the date of this Agreement, Acquiror expects to include all of Company’s employees (each, a “Continuing Employee”).  Company shall use reasonable best efforts to assist Acquiror with its efforts to enter into an Offer Letter with each such employee as soon as practicable after the date hereof and in any event prior to the Closing Date.  Acquiror expects to offer the Continuing Employees compensation, which will be determined by Acquiror after consultation with Company’s management, that, when taken as a whole, is at least as favorable as the compensation currently provided by Company as of the date of this Agreement and employee benefit plans and programs (including, but not limited to, incentive compensation, bonus, life insurance, welfare, 401(k), equity incentive and severance benefits) which are substantially comparable to the employee benefits provided to those similarly situated employees of Acquiror as of the Closing Date under the employee benefit plans of Acquiror and its Affiliates (the “Acquiror Plans”).   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be construed as requiring Acquiror or the Surviving Entity to employ any Continuing Employee for any length of time following the Closing Date.

(b)           With respect to matters described in this Section 5.10, Parent and Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to any Company employees.  Effective no later than immediately prior to the Closing, Parent and Company shall terminate the employment of each of those Company employees who (i) have not received an offer of continued employment with the Surviving Entity or Acquiror prior to the Closing Date or (ii) have declined an offer of continued employment with the Surviving Entity or Acquiror prior to the Closing Date (the “Designated Employees”).

(c)           To the extent reasonably requested by Acquiror, Parent and Company shall use reasonable efforts to obtain confirmatory assignments of Intellectual Property from all of its current employees and independent contractors and consultants that are involved in the creation or development of Company Intellectual Property in each case in a form reasonably acceptable to Acquiror.

5.11           Certain Closing Certificates and Documents.  Parent and Company shall prepare and deliver to Acquiror, a draft of each of the Closing Expenses Certificate and the Company Net Working Capital Certificate not later than two (2) Business Days prior to the Closing Date.  Parent and Company shall prepare and deliver to Acquiror at or prior to the Closing the Closing Expenses Certificate and the Company Net Working Capital Certificate.  Parent and Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

5.12           Parachute Payment Waivers.  Parent and Company shall solicit a Parachute Payment Waiver, in customary form reasonably acceptable to Acquiror (“Parachute Payment Waiver”), from each Person who Parent and Company reasonably believe is, with respect to Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.13, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options in connection with the Mergers and/or the termination of employment or service with Company, the Surviving Entity, Acquiror or any member of the Parent Group before, upon or following the Mergers, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Mergers and/or the termination of employment or service with Company, the Surviving Entity, Acquiror or any member of the Parent Group before, upon or following the Mergers, and/or (iii) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.13.  Parent and Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to the Company Stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.13           Section 280G Stockholder Approval.  Parent and Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to the Company Stockholders to solicit the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be solicited in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.14           Termination of Participation in Parent Benefit Plans.  Effective as of the day immediately preceding the Closing Date, Company shall terminate Company’s participation in all Parent Employee Plans, including the 401(k) Plan.  No later than three Business Days prior to the Closing Date, Parent and Company shall provide Acquiror with evidence that Company’s participation in such Parent Employee Plan(s) has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Parent’s Board of Managers and/or Company’s Board of Directors.  The form and substance of such resolutions shall be subject to review and approval of Acquiror.  Parent and Company also shall take such other actions in furtherance of terminating Company’s participation in such Parent Employee Plan(s) as Acquiror may reasonably require.  In the event that termination of Company’s participation in the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten Business Days prior to the Closing Date.

5.15           Termination of Financing Statements.  Parent and Company shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of Company that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of Company shall be released prior to or simultaneously with the Closing.

5.16           Corporate Matters.  Parent and Company shall, (a) prior to the Closing, deliver to Acquiror a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true and correct in all respects, for Company’s jurisdiction of incorporation with respect to the current year setting forth the amount of taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing (all such Taxes that have accrued but are not yet due and payable as of the Closing shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Company Net Working Capital) and (b) prior to the Closing, take such actions as are requested by Acquiror to appoint, effective at the Effective Time, new officers and directors of Company and deliver evidence of such appointments to Acquiror at or prior to the Closing.

5.17           Tax Matters.

(a)           Pre-Closing Tax Returns.  Acquiror shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for Company required to be filed after the Closing Date in accordance with applicable Legal Requirements, and shall timely remit, or cause to be remitted, to the appropriate Governmental Entity all Taxes reflected on such Tax Returns.  To the extent such Tax Returns relate in whole or in part to any Pre-Closing Tax Period, such Tax Returns shall be prepared consistent with prior tax accounting practices and methods of Company in all material respects except as otherwise required by applicable Legal Requirement, as determined by Acquiror in good faith; provided that, (i) except to the extent Acquiror determines in good faith that Transaction Payroll Taxes are not deductible for income Tax purposes in the taxable year that ends on the Closing Date, all Transaction Deductions shall be deducted for income Tax purposes in the taxable year that ends on the Closing Date, and (ii) to the extent Acquiror determines in its good faith that such accounting practices and methods are inconsistent with applicable Legal Requirements, such Tax Returns shall be prepared in a manner consistent with Acquiror’s accounting practices and methods.  Acquiror shall provide the Stockholders’ Agent with a draft of all federal income Tax Returns relating to Pre-Closing Tax Periods at least 25 days prior to the due date (including extensions) for filing each such income Tax Return; provided, however, that the failure or delay in providing such Tax Return shall not reduce or affect the obligations of the Company Stockholders with respect to any Taxes payable with respect to such Tax Return.  Acquiror shall consider in good faith, prior to filing any such income Tax Return, any reasonable written comments received from the Stockholders’ Agent within 15 days after delivery of such draft income Tax Return to the Stockholders’ Agent.

(b)           Tax Refunds.  Notwithstanding anything to the contrary contained in this Agreement, Acquiror is authorized and shall be entitled to withhold, from the Aggregate Company Stockholder Cash Consideration otherwise payable to the Company Stockholders pursuant to Section 1.8(a), $280,000 (the “Tax Refund Holdback Amount”).  The Tax Refund Holdback Amount shall be withheld from each Company Stockholder based on such Person’s Pro Rata Share. Any refunds for Taxes paid in 2014 on or prior to the Closing Date (including any interest in respect thereof received from a Governmental Entity) relating to the 2014 Tax Return received by Acquiror, the Surviving Entity or any of their Affiliates, and any credits received in lieu of a Tax refund to which Acquiror, Company of any of their Affiliates become entitled (including by way of any amended Tax Return), related to, or resulting or arising, directly or indirectly from, without duplication any Taxes of Company for any Pre-Closing Tax Period, shall (to the extent not included as an asset in Company Net Working Capital that reduced a Working Capital Shortfall, as finally determined pursuant to Section 1.11) be considered the “Tax Refund Amount,” provided that such Tax Refund Amount shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund of Taxes, (2) any Tax required to be withheld on such payment, and (3) any Taxes borne by Acquiror or Company as a result of its receipt of such credit or refund, and provided that any credit or refund related to a Straddle Period shall be prorated based upon the method employed in the definition of “Pre-Closing Taxes.”  Acquiror and its Affiliates shall cause the Surviving Entity to use commercially reasonable efforts to obtain any Tax refund or credit that would contribute to the Tax Refund Amount.  Acquiror (or its agent) will disburse to each Company Stockholder such Person’s Pro Rata Share of the Tax Refund Holdback Amount or the Tax Refund Amount, whichever is less, to be disbursed within 15 days after Acquiror, the Surviving Entity or any of their Affiliates becomes entitled to the Tax Refund Amount (whether received in cash or applied as a credit against other Tax liabilities of Acquiror, the Surviving Entity or any of their Affiliates).  If there is a subsequent reduction by a Governmental Entity (or by virtue of a change in applicable Tax law), of any amounts with respect to which a payment has been made to the Company Stockholders by Acquiror pursuant to this Section 5.17(b), then the Company Stockholders shall pay Acquiror an amount equal to such reduction plus any interest or penalties imposed by a Governmental Entity with respect to such reduction.

(c)           Reorganization.  For U.S. federal and state income tax purposes, the parties to this Agreement intend to treat the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code.  Notwithstanding anything herein to the contrary, each party to this Agreement hereby acknowledges and agrees that (i) such party will not take any position on any Tax Return or take any other Tax reporting position inconsistent with the treatment of the Mergers as a reorganization within the meaning of Section 368(a) of the Code except as otherwise required by applicable Legal Requirements as determined in good faith by the Acquiror; (ii) such party will use its commercially reasonable efforts to cause the Mergers to be treated as a reorganization within the meaning of Section 368(a) of the Code, and (iii) such party will use its commercially reasonable efforts not to take any action (and shall use its commercially reasonable efforts to prevent any of its subsidiaries from taking any action or failing to take any action) that could reasonably be expected to prevent or impede the Mergers from being treated as a reorganization within the meaning of Section 368(a) of the Code.

(d)           Cooperation.  Acquiror, the Company Stockholders, Parent Members, Parent and Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Acquiror, the Company Stockholders, Parent Members, Parent, 25 Company and the Surviving Entity agree to retain all books and records with respect to Tax matters pertinent to Company and the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(e)           Parent and Company shall cause each Company Stockholder and Parent Member to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

5.18           Form 8-K and Form 8-K Amendment.

(a)           Acquiror shall use reasonable best efforts to timely file the Form 8-K and the Form 8-K Amendment with the SEC in accordance with applicable regulations.

(b)           Parent and Company will reasonably cooperate with and assist Acquiror, prior to and following the Closing Date, in Acquiror’s efforts to prepare the financial statements of Company that Acquiror will be required to file in connection with the Mergers with the SEC under Items 2.01 and 9.01 of Form 8-K (the “Company Financials”).  Parent, Company and appropriate directors, officers, managers, or other persons affiliated with the Parent Group will use their reasonable efforts to cooperate with and assist Acquiror, in Acquiror’s efforts to prepare the Company Financials including by providing such Company records and information in Company’s possession as may be reasonably requested by Acquiror.  Acquiror will be responsible for all of its costs and expenses and the Parent Group will be responsible for their and Company’s costs and expenses in providing such cooperation and assistance, provided that Acquiror will be responsible for all costs and expenses of the independent registered public accounting firm performing the audit and the Parent Group will be responsible for all non-audit firm costs and expenses, including for example, the costs of hiring any outside financial consultants to work with the auditors in order to timely file the Company Financials.

5.19           Registration Statement.

(a)           Within 30 days following the Closing Date, Acquiror shall prepare and file with the SEC a registration statement on Form S-3, covering the resale of the Shares (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”).  Acquiror will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the Shares have actually been sold (the “Registration Expiration Date”); provided, however, that Acquiror will have no obligation to have the Registration Statement declared effective unless and until the Form 8-K Amendment is filed with the SEC, and in the event that the Form 8-K Amendment is not timely filed due in part to the failure of Parent or Company to provide reasonable cooperation and assistance to Acquiror in the preparation of the Company Financials and the Registration Statement, then Acquiror will be entitled to withdraw the Registration Statement.

(b)           For not more than 60 consecutive days or for a total of not more than 90 days in any twelve month period, Acquiror may suspend the use of any prospectus included in the Registration Statement if Acquiror’s Board of Directors determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning Acquiror, the disclosure of which at the time is not, in the good faith opinion of Acquiror’s Board of Directors, in the best interests of Acquiror and its stockholders, or (b) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

(c)           All expenses of registration will be borne by Acquiror other than (i) the fees and expenses of counsel to Parent, Company, Parent Members, and Company Stockholders and (ii) the discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by the Company Stockholders or Parent Members with respect to the Shares being sold.

5.20           Closing Expenses Certificate.  At least two (2) Business Days prior to the Closing Date, Parent and Company shall provide to Acquiror, a certificate (the “Closing Expenses Certificate”) signed by the Chief Financial Officer of Parent and Chief Executive Officer of Company, certifying:  (a) a complete and correct list of each Company Lender, (b) the amount of all Company Debt owed to each Company Lender as of immediately prior to the Effective Time, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof on the Closing Date, (c) the title of each Contract or other agreement pursuant to which each item of Company Debt is owed and a description of the nature of each such Company Debt, (d) a list of all Liens on assets of Company or the Business Assets, including copies of any related UCC or other documentation evidencing or creating such Liens, (e) an itemized list of each Transaction Expense, including the names and addresses of each Person to whom such expense was or is owed and (f) wire instructions for each recipient of payment of Transaction Expenses or Company Debt.  The Closing Expenses Certificate shall include a representation of Parent and Company, certified by the Chief Financial Officer of Parent and the Chief Executive Officer of Company, that such certificate includes all of the Transaction Expenses.  At the Closing, Acquiror, or a paying agent selected by Acquiror, shall pay any outstanding amounts of Transaction Expenses and Company Debt set forth on the Closing Expenses Certificate on behalf of Company through a deduction to the Aggregate Cash Consideration Amount.  Prior to the Closing, but only to the extent in the Company’s possession, Company shall provide Acquiror with a duly and validly executed Form W-9 (or appropriate Form W-8, in the case of non-U.S. Persons) from each recipient of payment of Transaction Expenses or Company Debt.

5.21           Further Assurances.  Each of the parties hereto agree to use reasonable efforts to cooperate and to execute and deliver to the other parties such further instruments, and to give such further written assurances as may be reasonably requested by such other parties to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. If, following the Closing, Acquiror and Parent reasonably determine in good faith that any Business Asset (other than the Excluded Business Assets) was not transferred to Acquiror in connection with the Mergers as otherwise required pursuant to this Agreement (any such asset, an “Additional Business Asset”), then Parent will transfer, convey, assign and deliver, or cause to be transferred, conveyed, assigned and delivered, to Acquiror or the Surviving Entity after the Closing, without any further payment by Acquiror, all of the Parent Group’s right, title and interest in and to such Additional Business Asset, and deliver such Additional Business Asset, if applicable, as promptly as practicable (not later than five (5) Business Days) after such written notice is delivered by Acquiror to Parent.

5.22           Tail Insurance Coverage.  Prior to the Effective Time, Parent or Company shall purchase D&O and fiduciary tail insurance coverage (the “Tail Insurance Coverage”) for each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Company (the “D&O Indemnified Persons”) in a form reasonably acceptable to Acquiror, which shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Company.  Acquiror shall cause the Surviving Entity to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Effective Time and may increase the amount of coverage under the Tail Insurance Coverage.  The cost of the Tail Insurance Coverage shall be included in the Transaction Expenses.

5.23           Transfer Restriction.  Following the Effective Time, the Company Securityholders may not, in the aggregate, in any day sell Shares exceeding 10% of the average daily volume for Acquiror Common Stock over the previous ten trading days.

ARTICLE 6
Conditions to the Merger

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)           Company Stockholder Approval.  The Mergers shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law, and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.

(b)           Parent Board and Member Approval.  The Mergers shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by California Law, and Parent’s Operating Agreement, each as in effect on the date of such approval and adoption, by the unanimous written consent of Parent’s Board of Managers and the Parent Members.

(c)           Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

6.2           Additional Conditions to Obligations of Parent and Company.  The obligations of Parent and Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Parent and Company and may be waived by either of Parent or Company prior to the Closing in writing in its sole discretion without notice or Liability to any Person):

(a)           Representations, Warranties and Covenants.  The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           Receipt of Closing Deliveries.  Parent and Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

6.3           Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

(a)           Representations, Warranties and Covenants.  The representations and warranties of Parent and Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the Fundamental Representations, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Parent and Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Company at or prior to the Closing.

(b)           Receipt of Closing Deliveries.  Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Spreadsheet, Company Net Working Capital Certificate or the Closing Expenses Certificate or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(c)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the Business (as currently conducted by Company) following the Closing shall be in effect nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, or any other injunction or restraint in connection with the Mergers or the other transactions contemplated hereby.

(d)           No Legal Proceedings.  No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to ownership of stock of the Surviving Entity.

(e)           No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect with respect to Company or the Business.

(f)           No Outstanding Securities.  Other than shares of Company Capital Stock and Company Options outstanding as of the Agreement Date, there shall be no outstanding securities, warrants, options, commitments or agreements of Company immediately prior to the Effective Time that purport to obligate Company to issue any shares of Company Capital Stock, Company Options, or any other securities under any circumstances.

(g)           Employees.  (i) Each Key Employee shall have remained continuously employed with Company from the date of this Agreement through the Closing, (ii) the Identified Employees shall have executed Offer Letters, and no action shall have been taken by any such individual to rescind any such Offer Letters and (iii) the employment of each of the Designated Employees and each other employee who has declined Acquiror’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing notwithstanding anything to the contrary in this Agreement, in the event of the death or incapacity of any of the Identified Employees, the term Identified Employees shall not include such Person and such death or incapacity shall not, in any event, result in the failure or breach of any of the conditions contained in this Section 6.3(g) or any of the covenants contained in Section 1.4(b)(vi).

(h)           Non-Competition and Non-Solicitation Agreements.  Each of the Persons identified on Exhibit C-1 shall have signed a Non-Competition Agreement and each of the Persons identified on Exhibit C-2 shall have signed a Non-Solicitation Agreement, each of which agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements.

(i)           Section 280G Stockholder Approval.  Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(j)           Company Stockholder Approval.  The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and California Law and the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date of such approval and, in addition, this Agreement and the Mergers shall have been duly and validly approved by the holders of outstanding Company Capital Stock representing at least ninety-five percent (95%) of all outstanding shares of Company Capital Stock and at least ninety-five percent (95%) of the voting power of all outstanding shares of Company Capital Stock.

(k)           Tail Insurance Coverage.  Parent or Company shall have purchased the Tail Insurance Coverage.

ARTICLE 7
Termination, Amendment and Waiver

7.1           Termination.  At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned by authorized action taken by the terminating party:

(a)           by mutual written consent duly authorized by Company’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);

(b)           by either Acquiror or Company if the Closing shall not have occurred on or before September 30, 2014 or such other date that the parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)           by either Acquiror or Company if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and nonappealable;

(d)           by Acquiror, if (i) Company or Parent (x) shall have breached any representation, warranty, covenant or agreement contained herein, (y) such breach shall not have been cured within five Business Days after receipt by Company or Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (z) if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii)  Company or Parent shall have breached Section 5.1 or Section 5.2, (iii) there shall have been a Material Adverse Effect with respect to Company or the Business, or (iv) the Company Stockholder Approval is not obtained as soon as possible and in any event within two hours following the execution of this Agreement by the parties hereto; or

(e)           by Company, if Acquiror shall have (x) breached any representation, warranty, covenant or agreement contained herein, (y) such breach shall not have been cured within five Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (z) if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Subs, Parent, Company or their respective officers, directors, managers, members, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 8.7 (Stockholders’ Agent indemnification), ARTICLE 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

7.3           Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval).  To the extent permitted by applicable Legal Requirements, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

7.4           Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8
Holdback Fund and Indemnification

8.1           Holdback.

(a)           At the Effective Time, Acquiror will hold back from the Merger Consideration the Holdback Amount from each Accredited Stockholder in accordance with their Pro Rata Share, without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders (the “Holdback Fund”).  The Holdback Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Accredited Stockholders.  Acquiror shall retain the Holdback Amount until 11:59 p.m. California time on the date that is 30 days after the date that is 18 months after the Effective Time (the “Holdback Release Date”).  Except to the extent there is a cancellation of shares of Acquiror Common Stock held in the Holdback Fund in connection with Indemnifiable Damages pursuant to the terms of this Agreement, shares of Acquiror Common Stock held in the Holdback Fund shall be issued and outstanding stock of Acquiror, and the Accredited Stockholders shall be entitled to exercise voting rights and to receive dividends with respect to such shares (other than nontaxable stock dividends, which shall be withheld by Acquiror and included as part of the Holdback Fund).  No portion of the payments from the Holdback Amount will be treated as imputed interest.  No portion (nor all) of the Holdback Amount, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Company Stockholder (other than by Parent in connection with a Parent Distribution pursuant to Section 1.8(b)), or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Accredited Stockholder in each case prior to the disbursement of the Holdback Amount to any Accredited Stockholder in accordance with Section 8.1(b) below, except that each Accredited Stockholder shall be entitled to assign such Person’s rights to the Holdback Amount by will, by the laws of intestacy or by other operation of law.

(b)           Within five (5) Business Days following the Holdback Release Date, Acquiror (or its agent) will disburse to each Accredited Stockholder such Person’s Pro Rata Share (calculated without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders) of the Holdback Amount to be disbursed on such date less (i) that portion of the Holdback Amount previously paid to Acquiror in satisfaction of claims for indemnification in accordance with this ARTICLE 8 and (ii) that portion of the Holdback Amount that is determined, in the reasonable judgment of Acquiror, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent prior to the Holdback Release Date in accordance with this ARTICLE 8.  Any portion of the Holdback Amount held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquiror upon the resolution of such claims shall be disbursed to the Accredited Stockholders within 15 Business Days following resolution of such claims and in accordance with each such Person’s Pro Rata Share (calculated without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders) of the Holdback Amount.

(c)           The per share value of any shares of Acquiror Common Stock used to satisfy any Indemnifiable Damages under this ARTICLE 8 shall be the Acquiror Stock Price.

8.2           Indemnification.  Subject to the limitations and other terms set forth in this ARTICLE 8, the Company Stockholders (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share (solely with respect to the extent of any indemnification claims made against the Holdback Amount, calculated without regard to any Fully Diluted Company Capital Stock Shares held by Unaccredited Stockholders, and, solely with respect to the extent of any Indemnifiable Damages exceeding the Holdback Amount, less the total Pro Rata Share of any Parent Members to the extent such Parent Members shall have received distributions of the Merger Consideration from Parent pursuant to Section 1.8(b))), and the Parent Members, as applicable pursuant to Section 1.8(b), shall severally (except as otherwise set forth in this ARTICLE 8, and with respect to the Unaccredited Stockholders and the Parent Members, solely to the extent of any indemnification claims exceeding the Holdback Amount) and Parent separately, shall jointly and severally indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages (including consequential and punitive damages due to a third-party claim and including consequential damages for all other claims), fees, Taxes, interest, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (without duplication) (i) any failure of any representation or warranty made by Parent or Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by Parent or Company in any certificate (other than the Spreadsheet, Closing Expenses Certificate, and the Company Net Working Capital Certificate) delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by Parent or Company in this Agreement or any other agreements contemplated by this Agreement required to be performed by Parent or Company prior to or at the Closing, (iv) any inaccuracies in the Spreadsheet, the Closing Expenses Certificate, or the Company Net Working Capital Certificate (including any failure to include any Pre-Closing Taxes in the calculation of the Company Net Working Capital), (v) any payments paid with respect to Dissenting Shares and approved by the Stockholders’ Agent (such approval to not be unreasonably withheld) to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.8 upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any appraisal rights or dissenters’ rights, (vi) any Claimed Shortfalls, (vii) any and all Company Debt in excess of the amount of Company Debt deducted from the Merger Consideration (“Excess Company Debt”), (viii) any and all Indemnifiable Transaction Expenses in excess of the amount of Transaction Expenses deducted from the Merger Consideration, (ix) any matter set forth in Schedule 2.11 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.11 (Taxes), (x) any claim by any Company Securityholder or former Company Securityholder, Parent Member or former Parent Member, or any other Person, based upon breach of fiduciary duty or similar violation by Parent, Company or any of their respective officers, directors, managers, employees or agents, and (xi) the matters set forth on Schedule 8.2(xi).  Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.  Parent, the Company Stockholders and the Parent Members shall not have any right of contribution, indemnification or right of advancement from the Surviving Entity or Acquiror with respect to any Indemnifiable Damages claimed by an Indemnified Person.

8.3           Indemnifiable Damage Basket; Other Limitations.

(a)           Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 8.2 (and that does not involve (i) Fraud, (ii) any inaccuracy or breach of any of the representations and warranties in Section 2.2 (Capital Structure), Sections 2.3(a) and 2.3(b) (Authority; Noncontravention), and Section 2.11 (Taxes) (collectively, the “Special Representations”), unless and until the aggregate amount of all Indemnifiable Damages incurred and claimed by the Indemnified Persons exceed $125,000 (the “Basket”), in which case the Indemnified Person may make claims for indemnification and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket).

(b)           If the Mergers are consummated, recovery from the Holdback Fund shall be the sole and exclusive remedy for indemnity under this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 8.2, except (A) in the case of Fraud by any Person, (B) any failure of any of the representations and warranties contained in the Special Representations or in the representations and warranties contained in Section 2.9 (Intellectual Property) (the “IP Representations”) to be true and correct as aforesaid.

(c)           In the case of (A) the matters listed in clauses (iii) – (xiii) of the first sentence of Section 8.2, (B) any failure of any of the Special Representations (other than the representations and warranties contained in Section 2.11 (Taxes)) to be true and correct as aforesaid or (C) Fraud, (collectively, the “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Company Stockholder (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share less the total Pro Rata Share of any Parent Members to the extent such Parent Members shall have received distributions of the Merger Consideration from Parent pursuant to Section 1.8(b)) and each Parent Member, as applicable pursuant to Section 1.8(b), shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that any such Person’s share of such liability shall be limited to the aggregate value of the Merger Consideration actually received by such Person; provided, further, that Parent, separately, shall also be jointly and severally liable with all other Company Stockholders and Parent Members (such other Company Stockholders and Parent Members being severally but not jointly liable) up to the amount of the Merger Consideration; and provided, further, that after Indemnified Persons have exhausted or made claims upon the Holdback Fund, the Indemnified Persons will look first to the Company Stockholders (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share less the total Pro Rata Share of any Parent Members to the extent such Parent Members shall have received distributions of the Merger Consideration from Parent pursuant to Section 1.8(b)) and Parent Members (as applicable pursuant to Section 1.8(b)) for recovery before seeking such joint and several indemnification from Parent.

(d)           In the case of any failure of the IP Representations to be true and correct as aforesaid (the “IP Claims”) or the representations and warranties contained in Section 2.11 (Taxes) (the “Tax Representations”) to be true and correct as aforesaid, after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Company Stockholder (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share less the total Pro Rata Share of all Parent Members pursuant to Section 1.8(b)) and Parent Members (as applicable pursuant to Section 1.8(b)) shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such total liability shall be limited to 30% of the aggregate value of the Merger Consideration; provided, further, that any such Person’s share of such liability shall be limited to the aggregate value of the Merger Consideration actually received by such Person; provided, further, that Parent, separately, shall be jointly and severally liable with all other Company Stockholders and Parent Members (such other Company Stockholders and Parent Members being severally but not jointly liable) up to the amount that is 30% of the aggregate value of the Merger Consideration; and provided, further, that the Indemnified Persons will look first to the Company Stockholders (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share less the total Pro Rata Share of all Parent Members pursuant to Section 1.8(b)) and Parent Members (as applicable pursuant to Section 1.8(b)) for recovery before seeking such joint and several indemnification from Parent.

(e)           Notwithstanding anything contained herein to the contrary, no Indemnified Person shall be entitled to recover any Indemnifiable Damages under Section 8.2 consisting of or relating to (A) any Taxes already taken into account in the calculation of the Merger Consideration (including as Transaction Expenses or a liability in Company Net Working Capital, as finally determined pursuant to Section 1.11)), or (B) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business and not expressly contemplated by this Agreement.

(f)           In the case of Individual Fraud, after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), Parent, and each Company Stockholder and each Parent Member who (i) has committed the Individual Fraud shall be liable for any Indemnifiable Damages resulting therefrom and there shall be no maximum liability to such individual Person with respect thereto, and (ii) has actual knowledge of the Individual Fraud and actual knowledge that the Individual Fraud constitutes Fraud shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom.

(g)           In the case of Company Fraud, after Indemnified Persons have exhausted or made claims upon the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons), each Company Stockholder (including Parent, in its capacity as a Company Stockholder, based on its Pro Rata Share less the total Pro Rata Share of any Parent Members to the extent such Parent Members shall have received distributions of the Merger Consideration from Parent pursuant to Section 1.8(b)) and Parent Members (as applicable pursuant to Section 1.8(b)) shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that any such Person’s share of such liability shall be limited to the aggregate value of the Merger Consideration actually received by such Person; provided, further, that there shall be no maximum liability applicable to Parent for any such Company Fraud.

8.4           Period for Claims.  Except as set forth below and in the case of Fundamental Claims and any claims relating to a failure of the representations and warranties contained in Section 2.11 (Taxes) to be true and correct, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Holdback Fund for Indemnifiable Damages arising from or in connection with the matters listed in the first sentence of Section 8.2 shall commence at the Closing and terminate on the date that is 18 months after the Effective Time (the “Holdback Period”).  The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Fundamental Claims and any claims relating to a failure of the representations and warranties contained in Section 2.11 (Taxes) to be true and correct shall commence at the Closing and terminate on the date that is 90 days after the expiration of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary, such portion of the Holdback Fund at the conclusion of the Holdback Period as in the good faith and reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholders’ Agent prior to the expiration of the Holdback Period shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied.  The availability of the Holdback Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Company Stockholder and Parent Member may have in his or her capacity as an officer, director, employee, or agent of Company and no such Company Stockholder and Parent Member will be entitled to any indemnification from Company or the Surviving Entity for amounts paid for indemnification under this ARTICLE 8.  It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.4 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.5           Claims.  On or before the last day of the Holdback Period, Acquiror may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquiror (an “Claim Certificate”):

(a)           stating that an Indemnified Person has incurred, paid, in good faith reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or its subsidiaries, which could give rise to Indemnifiable Damages), including Liabilities related to the matters for which indemnity would otherwise be available but for the fact such Liabilities are contingent;

(b)           stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquiror in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(c)           specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the indemnifying party is materially prejudiced thereby.

8.6           Resolution of Objections to Claims.

(a)           If the Stockholders’ Agent does not contest, by written notice to the other party, any claim or claims by Acquiror made in any Claim Certificate within thirty (30) days following an Indemnified Person’s delivery of a Claim Certificate, then Acquiror shall reclaim a portion of the Holdback Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided, that, the per share value of any shares of Acquiror Common Stock used to satisfy any Claims under this ARTICLE 8 shall be the Acquiror Stock Price.

(b)           If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Claim Certificate within such 30-day period, Acquiror and the Stockholders’ Agent shall attempt in good faith for 60 days after Acquiror’s receipt of such written objection to resolve such objection.  If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  Acquiror shall be entitled to conclusively rely on any such memorandum and Acquiror shall reclaim a portion of the Holdback Fund in accordance with the terms of such memorandum.

(c)           If no such agreement can be reached during the 60-day period for good faith negotiation, but in any event upon the expiration of such 60-day period, Acquiror may bring suit in the courts of the State of Delaware and the Federal courts of the United States of America, in each case, located within the County of Newcastle in the State of Delaware to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d)           Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.  For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party.  The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

8.7           Stockholders’ Agent.

(a)           At the Closing, Shareholder Representative Services LLC, shall be constituted and appointed as the Stockholders’ Agent.  For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the exclusive agent for and on behalf of the Company Stockholders and Parent Members to: (i) execute, as Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) after the Closing, give and receive notices, instructions, and communications permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Stockholder and Parent Member, to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Stockholder or Parent Member individually); (iii) review, negotiate and agree to and authorize deliveries to Acquiror of from the Holdback Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE 8; (iv) object to such claims pursuant to Section 8.5; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Company Stockholder or Parent Member or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders and Parent Members; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Company Stockholders or Parent Members (other than with respect to the payment of the Merger Consideration) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  Acquiror, Merger Subs and their respective Affiliates (including without limitation, after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Company Stockholder and Parent Member and has having the duties, power and authority provided for in this Section 8.7. The Company Stockholders and the Parent Members shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this ARTICLE 8, and Acquiror and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent.  The Person serving as the Stockholders’ Agent may resign or be replaced from time to time by the holders of a majority in interest of the Holdback Fund upon not less than thirty (30) days’ prior written notice to Acquiror.  The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent and the Closing and/or any termination of this Agreement.  No bond shall be required of the Stockholders’ Agent.

(b)           The Stockholders’ Agent shall not be liable to any Company Stockholders or Parent Members for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Company Stockholders and Parent Members acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.  The Company Stockholders and Parent Members will indemnify, defend and hold harmless the Stockholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Company Stockholders and Parent Members the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Company Stockholders and Parent Members, any such Agent Losses may be recovered by the Stockholders’ Agent from (i) the funds in the Agent Expense Fund and (ii) the amounts in the Holdback Fund at such time as remaining amounts would otherwise be distributable to the Company Stockholders and Parent Members; provided, that while this section allows the Stockholders’ Agent to be paid from the Agent Expense Fund and the Holdback Fund, this does not relieve the Company Stockholders and Parent Members from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise.

(c)           After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and Parent Members and shall be final, binding and conclusive upon each such Company Stockholder and Parent Members; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Stockholder and Parent Member.  Acquiror and the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.

8.8           Third-Party Claims.  In the event Acquiror becomes aware of a third-party claim which Acquiror in good faith believes may result in a claim against the Holdback Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim.  It is hereby clarified that the reasonable costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder; provided, however, that, with respect to any third party claims for patent infringement asserted by non-practicing entities (NPEs), for which Acquiror asserts a claim against the Holdback Fund by or on behalf of an Indemnified Person in respect of an alleged breach of any representations, warranties, covenants and other agreements of Company and/or Parent (“NPE Claims”), unless a court of competent jurisdiction has determined, or the Stockholders’ Agent has otherwise agreed in writing, that an actual breach of any such representation, warranty, covenant or other agreement by Company and/or Parent has occurred, the costs and expenses attributable to the defense, settlement or resolution of any such NPE Claims (“NPE Claim Costs”) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder only when, and solely to the extent that (i) in any individual case or controversy, the NPE Claim Costs exceed $250,000 in the aggregate (the “Individual NPE Claim Threshold”) or (ii) the NPE Claim Costs of all such NPE Claims exceeds $500,000 in the aggregate (the “Aggregate NPE Claims Threshold”) irrespective of whether NPE Claim Costs of any individual NPE Claim exceed the Individual NPE Claim Threshold.  Once the Individual NPE Claims Threshold is exceeded with respect to an individual case or controversy, all of such costs and expenses in excess of the Individual NPE Claims Threshold for such NPE Claim shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder.  Once the Aggregate NPE Claims Threshold is exceeded, all of such costs and expenses in excess of the Aggregate NPE Claims Threshold shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder.  The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  However, except with the consent of the Stockholders’ Agent, which such consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror or if the Stockholders’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution, no settlement or resolution by Acquiror of any claim that gives rise to a claim against the Holdback Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter.  In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor any Company Stockholder or Parent Member shall have any power or authority to object under Section 8.5 or any other provision of this ARTICLE 8 to the amount of any claim by or on behalf of any Indemnified Person against the Holdback Fund for indemnity with respect to such settlement or resolution.

8.9           Treatment of Indemnification Payments.  The parties agree to treat (and cause their Affiliates to treat) any payment received pursuant to this ARTICLE 8 (except payments pursuant to Section 8.7(b)) as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 9
General Provisions

9.1           Survival of Representations and Warranties and Covenants.  If the Mergers are consummated, the representations and warranties of Parent and Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect until the date that is 18 months following the Closing Date; provided, however, that the Special Representations and the representations and warranties of Parent and Company contained in any certificate delivered to Acquiror regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect until the expiration of the applicable statute of limitations (if later than the expiration of the date that is 18 months following the Closing Date) for claims against the Company Stockholders and Parent Members which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, no right to indemnification pursuant to ARTICLE 8 in respect of any claim that is set forth in a Claim Certificate delivered to the Stockholders’ Agent prior to the expiration of the Holdback Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 8 or otherwise to seek recovery of Indemnifiable Damages arising out of any Fundamental Claims and any claims relating to a failure of the representations and warranties contained in Section 2.11 (Taxes) to be true and correct until the expiration of the applicable statute of limitations (if later than the expiration of the date that is 18 months following the Closing Date).  If the Mergers are consummated, the representations and warranties of Acquiror and the Merger Subs contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.  If the Mergers are consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed at or after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE 8 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.  Notwithstanding the foregoing, claims for Indemnifiable Damages may be made during the Claims Period.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice)

(a)	if to Acquiror or Merger Subs, to:
Glu Mobile Inc.
500 Howard Street, Suite 300
San Francisco, CA 94105
Attention: General Counsel
Facsimile No.: (650) 403-1018
Telephone No.: (415) 800-6167
Email: legal@glu.com

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David A. Bell
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500
(b)	if to Parent or Company, to:
Cie Digital Labs, LLC
111 W. Ocean Boulevard, Suite 1800
Long Beach, CA
Attention: Justin Choi, Chief Executive Officer
Facsimile No.: (562) 285-0297
Telephone No.: 562.285.0505
Email: justin@ciedigital.com

with a copy (which shall not constitute notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Mark Medearis and Jamie Leigh
Facsimile No.: (650) 849-7400
Telephone No.: (650) 849-7118

(c)	If to the Stockholders’ Agent, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
Email: deals@srsacquiom.com

9.3           Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an ARTICLE or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “or” is not exclusive.  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided.  Unless the context of this Agreement otherwise requires:  (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 8 is intended to benefit the Indemnified Persons and Section 5.22 is intended to benefit the D&O Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, or as otherwise contemplated by the terms hereof, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly-owned subsidiary of Acquiror without the prior consent of Parent or Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.7           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8           Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9           Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the District of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.9 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Newcastle, Delaware, as applicable.

9.10           Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.11           Conflict of Interest.  If the Stockholders’ Agent so desires, acting on behalf of the Company Stockholders and Parent Members and without the need for any consent or waiver by Parent, Company or Acquiror, Cooley LLP (“Cooley”) shall be permitted to represent the Company Stockholders and Parent Members after the Closing in connection with any matter, including without limitation, anything related to the Mergers and the other transactions contemplated herein, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Company Stockholders or Parent Members, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, Parent, Company or any of their agents or Affiliates under or relating to this Agreement, the Mergers or any of the other transactions contemplated herein, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Upon and after the Closing, Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by Company to represent Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders or Parent Members or the Stockholders’ Agent consents in writing at the time to such engagement.  Any such representation of Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

9.12           Attorney-Client Privilege.  The attorney-client privilege of Company that relates exclusively to the negotiation of this Agreement shall be deemed to be the right of the Company Stockholders, and not that of the Surviving Entity, following the Closing, and may be waived only by the Stockholders’ Agent.  Absent the consent of the Stockholders’ Agent, neither Acquiror nor the Surviving Entity shall have a right to access such attorney-client privileged material of Company related exclusively to the negotiation of this Agreement following the Closing.

9.13           Acquiror’s Due Diligence Investigation.  Acquiror has, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information provided to it regarding Company’s commercial, financial, legal and other affairs.  The parties agree and acknowledge that the representations and warranties of Parent and Company set forth in this Agreement (and in the Company Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Acquiror’s conduct of such investigation.

9.14           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Next]

IN WITNESS WHEREOF, Acquiror, Sub I, Sub II, Parent, Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Glu Mobile Inc.

By:
Name:
Title:

Cardinals Acquisition Merger Corporation

By:
Name:
Title:

Cardinals Acquisition Merger LLC

By:
Name:
Title:

Cie Digital Labs, LLC

By:
Name:
Title:

Cie Games, Inc.

By:
Name:
Title:

Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Agent

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Accredited Investor” shall have the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Stockholder” shall mean a Company Stockholder who is an Accredited Investor at the Effective Time.

“Acquiror Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stock Price” means the average of the closing sale prices of Acquiror Common Stock as quoted on The NASDAQ Global Market for the ten consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement.

“Adjusted Common Shares” means the number of shares equal to the Fully-Diluted Company Capital Stock Shares plus the Fully-Diluted Company Vested Option Shares.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Cash Consideration Amount” means an amount equal to (a) $30,280,000 less (b) the sum of (without duplication of amounts attributable to any item included in the definition of any of the following) (i) the Company Debt not paid as of the Closing Date, if any, (ii) the Transaction Expenses, if any, (iii) the Net Working Capital Shortfall, if any, (iv) the Closing Cash Shortfall, if any, and (v) the Closing Cash + A/R Shortfall, if any.

“Aggregate Accredited Stockholder Cash Consideration” means an amount equal to the Aggregate Cash Consideration Amount minus the Aggregate Company Optionholder Consideration minus the Aggregate Unaccredited Stockholder Cash Consideration.

“Aggregate Company Optionholder Consideration” means an amount equal to the difference of (a) the product obtained by multiplying the Per Share Consideration by the Fully-Diluted Company Vested Option Shares minus (b) the aggregate exercise price for all of the Vested Company Options.

“Aggregate Company Stockholder Cash Consideration” means an amount equal to the Aggregate Cash Consideration Amount minus the Aggregate Company Optionholder Consideration.

“Aggregate Unaccredited Stockholder Cash Consideration” means an amount equal to the product obtained by multiplying the Per Share Unaccredited Stockholder Consideration by the sum of the Fully-Diluted Company Capital Stock Shares held by the Unaccredited Stockholders.

“Aggregate Stock Consideration Amount” means 9,982,886 Shares.

“Aggregate Stock Consideration Value” means an amount equal to $70,000,000.

“Business” means the business of Company as currently conducted by Company, which encompasses the design, development, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, distribution, provision and/or use of any Company Product.

“Business Assets” means all of the assets, rights and properties (whether tangible or intangible and whether owned, leased or licensed) of the Parent Group and Company that are material to or otherwise necessary and sufficient to conduct the Business in the manner it is conducted by Parent and Company as of the date of this Agreement.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Cash Balance” means Company’s cash balance as of the Closing, determined in accordance with GAAP, consistent with Company’s past practice.

“Cash + A/R Balance” means Company’s cash plus accounts receivable balance as of the Closing, determined in accordance with GAAP, consistent with Company’s past practice, but excluding accounts receivable that are outstanding for more than 90 days or that are otherwise doubtful.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.

“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

“Company Data Agreement” means any Contract involving Company Data to which Company is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been provided to Acquiror).

“Company Debt” shall mean any Indebtedness of Company.

“Company Fraud” means Fraud committed by Company or on behalf of Company.

“Company Net Working Capital” means (a) Company’s total current assets as of the close of business on the Closing Date (as defined by and determined in accordance with GAAP, consistent with Company’s past practices) less (b) Company’s total current liabilities as of the close of business on the Closing Date (as defined by and determined in accordance with GAAP, consistent with Company’s past practices).  For purposes of calculating Company Net Working Capital, (i) Company’s current liabilities (1) shall exclude all Company Debt, whether current or long-term, (2) shall exclude the Transaction Expenses, (3) shall include all Pre-Closing Taxes (but shall not include any Taxes included in Transaction Expenses), (4) shall include amounts accrued, (5) shall include any GAAP required deferrals of revenue (except as specifically excluded below), (6) shall include all Liabilities for vacation or paid time off accrued by Company’s employees as of the Closing Date, and (7) shall include fees and expenses owed to Company Lenders and (ii) Company’s current assets shall exclude (1) GAAP required deferred platform commissions, GAAP deferred royalties and GAAP deferred revenue and (2) accounts receivable that are outstanding for more than 90 days or that are otherwise doubtful.

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“Company Net Working Capital Deduction” means the amount (if any) by which the Company Net Working Capital is less than the Target Working Capital as of the Closing.

“Company Optionholders” means the holders of Company Options.

“Company Option Plan” means each stock option plan, program or arrangement of Company, collectively, including Company’s 2010 Stock Plan, as amended.

“Company Options” means options to purchase shares of Company Capital Stock.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Company.

“Company Privacy Policies” means, collectively, any and all (A) of Company’s and each member of the Parent Group’s (so far as related to the Business) data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by Company or another member of the Parent Group to any Person, (B) public representations by Company (including representations on Company Websites), and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to Company as a result of Company’s certification under the US-EU/Switzerland Safe Harbor (if applicable).

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock as of immediately prior to the Effective Time.

“Company Unvested Options” means any Company Options that are not Company Vested Options.

“Company Vested Optionholders” means the holders of Company Vested Options as of immediately prior to the Closing.

“Company Vested Options” means any Company Options that are vested under the terms of any Contract with Company and that are unexpired, unexercised and outstanding as of immediately prior to the Effective Time.  For purposes of clarification, for any outstanding grants of Company Options that are partially vested, only the vested portion of such grants shall be considered Company Vested Options, and the unvested portions of such grants shall be considered Company Unvested Options.

“Company Websites” means all web sites owned, operated or hosted by Parent, Company or any other member of the Parent Group or through which Parent, Company or a member of the Parent Group conducts the Business, and the underlying platforms for such web sites.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of May 22, 2014, entered into by Acquiror and Company.

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“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights or dissenters’ rights shall have been perfected in accordance with Delaware Law or California Law in connection with the Mergers.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means the Liabilities of Company set forth on Schedule 1.7, which Liabilities are related to or otherwise incurred in the operation of the Business but are not being transferred in the transactions contemplated under this Agreement.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Fraud” means fraud, intentional misrepresentation and intentional or willful breach.

“Form 8-K” means the Current Report on Form 8-K reporting the completion of the First Merger that Acquiror will be required to file with the SEC within four (4) Business Days of the Closing Date.

“Form 8-K Amendment” means the amendment to the Form 8-K that Acquiror will be required to file with the SEC within seventy-five (75) days of the Closing Date pursuant to Items 2.01 and 9.01 of Form 8-K in order to file certain financial statements of Company as an exhibit.

“Fully-Diluted Company Capital Stock Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Conversion).

“Fully-Diluted Company Vested Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of Company Vested Options.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

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“Holdback Amount” means 2,139,190 Shares.

“Indebtedness” shall mean all Liabilities, including any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums, unfunded pension liabilities, and any other costs and expenses, (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) in respect of declared but unpaid dividends owed to stockholders, (f) in respect of distributions payable or loans or advances payable to any Affiliates, stockholders or partners or (g) in the nature of guarantees of the obligations described in the preceding clauses (a)–(f).

“Indemnifiable Transaction Expenses” means any Transaction Expenses that have not been taken into account in the calculation of the Merger Consideration.  All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of ARTICLE 8 without regard to the Basket (as defined in Section 8.3(a)).

“Individual Fraud” means Fraud personally committed by a Company Stockholder, Parent Member or Company Vested Optionholder.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers and directors (in the case of a corporation) or managers (in the case of a limited liability company) of such Person (and, for the avoidance of doubt, with respect to Company, each of Justin Choi, Dennis Suggs, Matthew Nutt and Chris Masterton) (and, in addition, with respect to Company and Parent, as used in Section 2.9 (Intellectual Property) each of the Persons who, as of the date of this Agreement or as of the Closing Date, as applicable, hold the positions of (i) Senior Director of Engineering, (ii) Studio General Manager, (iii) Tech Director, (iv) Senior UX/UI Director and (v) Director of IT (the individuals specified in clause (b) are collectively referred to herein as the “Entity Representatives”).  Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities or (iii) such knowledge could be obtained from reasonable inquiry of the persons directly reporting to such individual or Entity Representative charged with administrative or operational responsibility for such matters for such individual or Entity Representative.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Company and each member of the Parent Group (so far as related to the Business) or to any of its assets, properties or businesses.

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“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or could reasonably likely, (i) be or become materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; except to the extent that any such Effect directly results from: (a) changes occurring after the date of this Agreement in general economic conditions affecting the industry in which such entity operate; (b) declared or undeclared acts of war or terrorism, outbreak or escalation of hostilities or any natural disaster, in each case occurring after the date of this Agreement; provided, however, that the provisions of clauses (a) and (b) shall apply only to the extent not disproportionately affecting such entity taken as a whole relative to other companies in the same industry sector; (c) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (d) any action required by this Agreement or action taken (or omitted to be taken) with the written consent or at the written request of Acquiror.  Changes in the trading volume or trading prices of Acquiror Common Stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect with respect to Acquiror (it being understood that the facts and circumstances giving rise to such changes may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect with respect to Acquiror, to the extent such facts and circumstances are not otherwise described in clauses (a)-(d) of this definition).

“Merger Consideration” means the Aggregate Cash Consideration Amount plus the Aggregate Stock Consideration Amount.

“Offer Letter” means an employee offer letter and invention assignment agreement on Parent’s standard form of agreements for new employees.

“Parent Employee Plan” means a Company Employee Plan that is sponsored by Parent under which a current or former employee of Company is or was eligible to receive benefits. For purposes of clarity, representations and warranties in this Agreement regarding a Parent Employee Plan shall be limited to events, conditions and circumstances related to participation in such plan by an employee of Company.

“Parent Group” means Parent together with each of its subsidiaries and other Affiliates (but excluding Company).

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“Parent Members” means the holders of outstanding equity interests of Parent as of immediately prior to the Effective Time.

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Per Share Accredited Stockholder Cash Consideration” means an amount of cash, rounded to the nearest one millionth (0.000001) (with amounts of $0.0000005 and greater rounding up and less than $0.0000005 rounding down) equal to the quotient obtained by dividing (a) the Aggregate Accredited Stockholder Cash Consideration by (b) the sum of the Fully-Diluted Company Capital Stock Shares held by the Accredited Stockholders.

“Per Share Accredited Stockholder Stock Consideration” means that number of shares of Acquiror Common Stock, equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration Amount by (b) the sum of the Fully-Diluted Company Capital Stock Shares held by the Accredited Stockholders.

“Per Share Unaccredited Stockholder Cash Consideration” means an amount of cash equal to the Per Share Consideration.

“Per Share Consideration” means an amount of cash, rounded to the nearest one millionth (0.000001) (with amounts of $0.0000005 and greater rounding up and less than $0.0000005 rounding down), equal to the quotient obtained by dividing (a) the sum of the Aggregate Cash Consideration Amount plus the Aggregate Stock Consideration Value by (b) the Adjusted Common Shares.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable law.

“Pre-Closing Taxes” means (i) any Taxes of Company for a Pre-Closing Tax Period, (ii) Transaction Payroll Taxes, and (iii) the portion of any liability for Taxes described in Section 1.14 that is the responsibility of the Company Stockholders.  In the case of any Taxes of Company that are imposed on a periodic basis and that are payable for  Straddle Period, the portion of such Taxes that are attributable to the Pre-Closing Tax Period shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes (including Taxes based on or measured by income, receipts or payroll), be deemed to be the amount of such Taxes that would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Privacy Laws” means each applicable law: (A) applicable to the protection or Processing or both of Personal Data, and includes governmental rules relating to the U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, and (B) published guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A).

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Pro Rata Share” means, with respect to (i) a particular Company Stockholder, an amount equal to the percentage obtained by dividing (a) the total number of Fully-Diluted Company Capital Stock Shares held by such Company Stockholder by (b) the total number of Fully-Diluted Company Capital Stock Shares held by all Company Stockholders and (ii) a particular Parent Member, an amount equal to the percentage obtained by multiplying (a) the percentage obtained by dividing (x) the aggregate dollar value of all Parent Distributions by (y) the aggregate dollar value of all Merger Consideration received by Parent by (b) Parent’s Pro Rata Share by (c) the percentage obtained by dividing (x) the total dollar value of all Parent Distributions received by such Parent Member by (x) the aggregate dollar value of all Parent Distributions received by all Parent Members, in each case, pursuant to Parent’s limited liability company operating agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports filed by Acquiror pursuant to the Exchange Act since the filing of such Form 10-K and prior to the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Acquiror Common Stock issuable by Acquiror pursuant to this Agreement.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which an entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Target Cash Balance” means $2,500,000.

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“Target Cash + A/R Balance” means $6,000,000.

“Target Working Capital” means $4,414,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, government fee or other like assessment or charge in the nature of tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means: (a) all third party unpaid fees, costs, expenses, payments, and expenditures incurred by Parent or Company (including Transaction Expenses reasonably anticipated to be incurred in the future) in connection with the Mergers and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, financial advisors, investment bankers and brokers of Parent and Company), (b) the Tail Insurance Coverage, (c) any severance or other payments that are related to the Transaction to any employee of Company, and (d) any Taxes arising as a result of the transactions contemplated by this Agreement, including the Transaction Payroll Taxes and any other withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Acquiror or the Surviving Entity (on behalf of Parent or Company), Parent or  Company, and any liability of Company Stockholders for Taxes described in Section 1.14, whether or not such liabilities for Taxes would be then due and payable, in each case of clauses “(a)” through “(c)” to the extent not paid prior to the Closing.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises and cash-outs, and other compensatory payments in connection with the transactions contemplated by this Agreement (including pursuant to Section 1.8(c) hereof).

“Unaccredited Stockholder” shall mean a Company Stockholder who is not an Accredited Investor at the Effective Time.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

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